UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Manitowoc Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

The Manitowoc Company, Inc. (the “Company”) is filing the attached revised Definitive Proxy Statement on Schedule 14A related to the Company’s 2016 Annual Meeting of Shareholders to correctly identify Robert G. Bohn on page 14 as the lead director, to correct the presentation of amounts in the Grants of Plan-Based Awards table on page 51, to include a paragraph regarding severance benefits for Hubertus M. Muehlhaueser on page 59 that was inadvertently omitted and to correct certain clerical errors.

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 18, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of The Manitowoc Company, Inc., which will be held at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, on Tuesday, May 3, 2016, at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of eight directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	An advisory vote to approve the compensation of the Company’s named executive officers;

4.	An advisory vote on a shareholder proposal regarding shareholder rights plans (“poison pills”), if properly presented; and

5.	Such other business as may properly come before the Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the eight directors named in the enclosed proxy materials; if elected, each director will serve a one-year term expiring at the Annual Meeting of Shareholders in 2017;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement; and

•	AGAINST the shareholder proposal.

Whether or not you are able to attend the 2016 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 22, 2016.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that notice, you may view the proxy materials online at www.proxydocs.com/mtw and you may also access and complete the proxy card online at www.proxypush.com/mtw. Or if you prefer, you may request a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.investorelections.com/mtw, by phone at 1-866-648-8133, or by email at paper@investorelections.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending in person.

Sincerely,

Barry L. Pennypacker

President and CEO

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 18, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Tuesday, May 3, 2016.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to shareholders are available at www.proxydocs.com/mtw.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 22, 2016 to facilitate timely delivery.

To the Shareholders of

THE MANITOWOC COMPANY, INC.

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 3, 2016
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	Holiday Inn Manitowoc, 4601 Calumet Avenue, Manitowoc, Wisconsin 54220
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxydocs.com/mtw
Request materials:	Internet: www.investorelections.com/mtw
Phone: 1-866-648-8133
Email: paper@investorelections.com

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect eight directors, all as set forth and described in the Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To consider an advisory vote to approve the compensation of the Company’s named executive officers;

4.	To consider an advisory vote on a shareholder proposal regarding shareholder rights plans (“poison pills”), if properly presented; and

5.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 29, 2016 are cordially invited to attend and are entitled to vote at the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to properly complete the proxy card online at www.proxypush.com/mtw or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

By Order of the Board of Directors

LOUIS F. RAYMOND

Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 3, 2016, at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 18, 2016.

Introductory Note

On March 4, 2016, as previously announced, the Company completed the spin-off of its former wholly-owned subsidiary, Manitowoc Foodservice, Inc. (“MFS”), as an independent, publicly-traded company (the spin-off transaction is referred to throughout the Proxy Statement as the “Separation”). Since the Company’s cranes business and its former foodservice business were combined until the effective date of the Separation, pursuant to Securities and Exchange Commission (“SEC”) rules, this Proxy Statement contains disclosures related to the performance of the Company (including the cranes and foodservice businesses) and the compensation of executive officers and directors during fiscal 2015, including executive officers and directors who no longer serve in such capacities for the Company.

As of the effective date of the Separation, Barry L. Pennypacker became the Company’s President and Chief Executive Officer, succeeding Kenneth W. Krueger, who had been serving in those roles on an interim basis since October 2015; Mr. Krueger continues with the Company as Chairman of the Board. Effective immediately upon the effectiveness of the Separation, José Maria Alapont, Anne M. Cooney, C. David Myers, Mr. Pennypacker and John C. Pfeifer became directors of the Company, Roy V. Armes and Keith D. Nosbusch retired from the Board of Directors, and Dino J. Bianco, Joan K. Chow and Cynthia M. Egnotovich left the Company’s Board to become directors of MFS.

Who can vote?

On February 29, 2016, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 137,016,712 shares of Company common stock, $0.0l par value per share (the “common stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

How to vote

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Instructions on how to vote are set forth in the proxy materials sent to shareholders. Shareholders may access and complete the proxy card online at www.proxypush.com/mtw. In order to vote online, a shareholder will need the control number provided to the shareholder along with the Notice of Meeting. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to use electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

How to obtain meeting materials

All proxy materials for the 2016 Annual Meeting, including this Proxy Statement and the Annual Report to Shareholders, are available on the Internet at www.proxydocs.com/mtw. All shareholders have been separately provided an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that notice on or before April 22, 2016 to facilitate timely delivery.

Proxies

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the eight director nominees, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement, and AGAINST the shareholder proposal.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the Internet pursuant to the rules of the SEC, but also may be made by email, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy materials to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

Required Quorum

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

Your Broker needs your approval to vote certain matters

We remind you that your broker may not vote your shares in its discretion in the election of directors (proposal 1); therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters relating to executive compensation (proposal 3) or on the shareholder proposal (proposal 4). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm (proposal 2).

Required Vote

Proposal 1:    Election of Directors.    Directors are elected by a majority of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present, assuming the election is uncontested (the plurality voting standard applies in contested elections). For this purpose, a majority of votes cast means that the number of votes cast “for” a director’s election must exceed the number of votes cast “withhold” with respect to that director’s election. Any shares not voted, whether by broker non-vote or otherwise, will have no effect on the election of directors.

Pursuant to the Company’s By-laws, any nominee who receives fewer votes cast “for” his or her election than votes cast “withhold” is required to promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. The Corporate Governance Committee of the Board of Directors will promptly consider the resignation, and make a recommendation to the Board of Directors as to whether to accept or reject such resignation.

Proposal 2:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against ratification.

Proposal 3:    Advisory vote to approve the compensation of our named executive officers.    The affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present) is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

Proposal 4:    Advisory vote on the shareholder proposal regarding shareholder rights plans (“poison pills”), if properly presented.    The affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present) is required to approve the advisory vote on the shareholder proposal, if properly presented. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Company will review and consider the outcome of the vote, among other matters, when making future decisions pertaining to the subject matter of the proposal.

The Board of Directors recommends a vote: “FOR” the election of the eight directors named in the proposal; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; “FOR” approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement; and “AGAINST” the shareholder proposal.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting. The nominees to the Board are Ms. Cooney and Messrs. Alapont, Bohn, Krueger, Lynn, Myers, Pennypacker and Pfeifer, all of whom are currently directors. Mr. Pennypacker, the Company’s President and Chief Executive Officer, Ms. Cooney and Messrs. Alapont, Myers, and Pfeifer all became directors upon the effectiveness of the Separation. Information regarding each nominee and the other director continuing in office is set forth below. If elected, Ms. Cooney and Messrs. Alapont, Bohn, Krueger, Lynn, Myers, Pennypacker and Pfeifer will hold office for a one-year term expiring in 2017, subject to the limit discussed in the following sentence, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, the director will resign from the Board at the first Annual Meeting held after reaching that age.

The Board expresses its gratitude to former directors Roy V. Armes and Keith D. Nosbusch, who each retired from the Board upon the effectiveness of the Separation, and to Dino J. Bianco, Joan K. Chow and Cynthia M. Egnotovich, who each left the Board to become a director of MFS upon the effectiveness of the Separation, for their service to the Company.

The election of directors is determined by a majority of the votes cast, if the election is uncontested. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The eight nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

As also explained in the Corporate Governance Committee Report, in identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

The classification of the Board of Directors into three classes is in the process of being phased out pursuant to the Company’s By-laws. Since the 2015 Annual Meeting, directors whose terms have expired have been elected to one-year terms expiring at the next year’s Annual Meeting. The Board will no longer be classified as of the 2017 Annual Meeting and, at that time, all directors will be subject to annual election.

A description of the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the nominees and the director continuing in office should serve, or continue to serve, as a director of the Company follows the biographical information of each nominee and the continuing director below.

The Board of Directors Recommends Election of the Eight Nominees Whose Names Follow

Nominees for a One-Year Term Expiring at the Annual Meeting in 2017

All eight nominees were recommended to the Board by the Corporate Governance Committee.

Robert G. Bohn, 63, has been a director of the Company since 2014 and serves as a member of the Company’s Compensation and Audit Committees. He served as Chief Executive Officer of Oshkosh

Corporation, a leading manufacturer of access equipment, specialty vehicles, and truck bodies for the primary markets of defense, concrete placement, refuse collection, and fire and emergency vehicles, from 1997 until 2010, and as its Chairman of the Board from 2000 to 2011. Mr. Bohn joined Oshkosh Corporation in 1992 as Group Vice President, and also served as its President from 1994 to 2007 and as its Chief Operating Officer from 1994 to 1997. Prior to joining Oshkosh Corporation, he held various executive positions with Johnson Controls, Inc. from 1985 to 1992. He also serves as a Director of Carlisle Companies Inc., Parker Hannifin Corporation and Menasha Corporation.

Mr. Bohn’s extensive experience in growth strategy development and execution, international market development, acquisitions integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board.

Kenneth W. Krueger, 59, has been a director of the Company since 2004, currently serves as the Chairman and served as the interim President and CEO of the Company from October 2015 until the effectiveness of the Separation. Mr. Krueger was the Chief Operating Officer (2006 to 2009) and Executive Vice President (2005 to 2006) of Bucyrus International, Inc., a global leader in mining equipment manufacturing. Mr. Krueger also was the Sr. Vice President and Chief Financial Officer (2000 to 2005) of A. O. Smith Corporation, a global manufacturer of water heating and water treatment systems, and Vice President, Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group (1999 to 2000) of Eaton Corporation. Mr. Krueger also serves as a director of Douglas Dynamics, Inc.

Mr. Krueger has extensive financial, accounting and operations experience. He has served as a chief financial officer and chief operating officer of publicly-traded companies and has other significant senior management experience. His experience and background in finance and accounting in a publicly traded manufacturing company bring great focus to the Company’s accounting, auditing and internal controls. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, coupled with his experience in accounting and finance, make him a valued adviser as a member of the Company’s Board of Directors and as the current Chairman.

Jesse A. Lynn, 45, has been a director of the Company since April 2015 and currently serves on the Corporate Governance Committee. He has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion) since January 2015. From 2004 to January 2015, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from 2000 until 2004. From 1996 until 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn is a director of Herbalife Ltd. Carl C. Icahn has non-controlling interests in Herbalife and the Company through the ownership of securities. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.

Mr. Lynn has served as a director pursuant to an agreement between the Company and Mr. Icahn and his affiliated entities, as described in “Governance of the Board and its Committees — Agreement with Shareholders” below. As general counsel to a diversified holding company with investments in many companies, Mr. Lynn’s significant legal background and experience bring a valuable perspective to the Board and the Corporate Governance Committee.

Barry L. Pennypacker, 55, has served as the Company’s President and CEO since the Separation after joining the Company in December 2015 as President and Chief Executive Officer of the Company’s Crane business. Prior to assuming his current responsibilities, Mr. Pennypacker served as Founder, President, and Chief Executive Officer of Quantum Lean LLC, a privately held manufacturer and supplier of precision components since 2013. Prior to that, he was President, Chief Executive Officer, and a Director of Gardner Denver, Inc., a

manufacturer and marketer of engineered industrial machinery and related parts and services, from 2008 to 2012. Prior to joining Gardner Denver, Mr. Pennypacker served in positions of increasing responsibility at Westinghouse Air Brake Technologies, The Stanley Works, and Danaher Corporation.

Mr. Pennypacker was originally appointed as a director effective as of the Separation and pursuant to the terms of the offer letter he received in connection with joining the Company. Prior to joining the Company, his results-focused leadership style led the transformation of several complex businesses through continuous process improvements, delivering significant operational and financial performance improvements. In addition to serving as the Company’s President and CEO, Mr. Pennypacker’s deep industrial expertise, coupled with the successful execution of numerous lean initiatives throughout his career, qualifies him to serve on the Company’s Board of Directors.

Anne M. Cooney, 55, has served since 2014 as President, Process Industries and Drives of Siemens Industry, Inc., a division of Siemens AG, a multinational conglomerate primarily engaged in industrial engineering, electronics, energy, healthcare, and infrastructure activities. Since joining Siemens in 2001, Ms. Cooney has held a variety of high-level management positions, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics from 2011 until 2014, and as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. She previously held various positions with increasing responsibility at General Electric Company and also served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney earned a B.S. from Gannon University and an M.B.A. from Emory University.

Ms. Cooney brings senior management and operational experience to the Company’s Board of Directors. Her extensive background and leadership experience in various segments of large manufacturing companies make her qualified to serve on the Company’s Board of Directors.

José Maria Alapont, 65, retired as President and Chief Executive of Federal-Mogul Corporation, an automotive and industrial equipment supplier, in 2012 after serving in such roles since 2005. Mr. Alapont also served as a director of Federal-Mogul until 2013. Prior to joining Federal-Mogul, Mr. Alapont served as Chief Executive Officer and as a director of Fiat Iveco, S.p.A., the global manufacturer and supplier of commercial trucks, buses, vans, off-road, firefighting and defense vehicles, from 2003 until 2005. Previously, Mr. Alapont held executive positions with increasing responsibility at Ford Motor Company, the global automotive vehicle manufacturer, at Delphi Corporation, an automotive parts manufacturing company, and at Valeo S.A., an automotive supplier. Mr. Alapont currently serves as a director of Hinduja Automotive Limited and was a director of Mentor Graphics Corporation until 2012. Mr. Alapont earned an Industrial Technical Engineering degree from la Escuela de Ingenieros Tecnicos de Valencia and a B.A. from Universidad de Valencia.

Mr. Alapont’s more than 40 years of senior executive and board experience in global automotive manufacturing and operations make him a valuable contributor to the Company’s Board of Directors. Culturally diverse, he has an appreciation for global business models, has strong manufacturing and supply chain experience, and has successfully led businesses as an operating executive.

C. David Myers, 52, retired as President — Building Efficiency of Johnson Controls, Inc., a global diversified technology and industrial company, in 2014 after serving in such role since 2005. Mr. Myers previously served as President and Chief Executive Officer, as well as a director, of York International Corporation, a provider of heating, ventilating, air conditioning, and refrigeration products and services, from 2004 until York was acquired by Johnson Controls in 2005. Prior thereto, he held other positions with increasing responsibility at York, including serving as Executive Vice President and Chief Financial Officer. Mr. Myers previously served as a Senior Manager at KPMG LLP. Mr. Myers earned a B.S. from Pennsylvania State University.

Mr. Myers brings senior management, accounting, and financial controls experience to the Company’s Board of Directors. Mr. Myers’ financial controls and accounting expertise had their foundation when he served as a senior manager at KPMG and continued through service as CFO of York. His background and experience in finance, accounting, and senior management in various segments of large manufacturing companies make him qualifed to serve on the Company’s Board of Directors.

John C. Pfeifer, 50, has served as corporate Vice President and President — Mercury Marine at Brunswick Corporation, a global designer, manufacturer and marketer of recreation products including marine engines, boats, fitness and billiards, since 2014. Mr. Pfeifer previously served as Vice President — Global Operations for Mercury Marine from 2012 until 2014 and as President, Brunswick Marine in EMEA from 2008 until 2012. Prior to joining Brunswick in 2006 as President, Asia Pacific Group, Mr. Pfeifer held various executive level positions with increasing responsibility at ITT Corporation, a diversified manufacturer. Mr. Pfeifer earned a B.A. from the University of Michigan.

Mr. Pfeifer has extensive management and operational experience in the international operations of large, diversified manufacturers. His experience in international market development, integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

Term Expiring at the Annual Meeting to be Held in 2017

Donald M. Condon, Jr., 66, has been a director of the Company since 2010 and serves on the Company’s Audit Committee as Chairman and the Compensation Committee. Mr. Condon is President (2012 to present) of IDSM Distribution Services, Inc., a family-owned company providing distribution services. Mr. Condon previously served as Senior Vice President (2006-2012), Corporate Business Development for Westlake Chemical Corporation, an owner and operator of facilities for the manufacture of petrochemicals, plastics and fabricated plastic products. Prior to joining Westlake, Mr. Condon held executive positions in the petrochemical, plastics, oil and gas, and industrial fabrication business with Titan Chemicals Corp. Bhd. (2003-2006), Conoco (1993-2003), and E.I. DuPont De Nemours (1974-1993). While at Titan Chemicals, Mr. Condon was Managing Director and Chief Executive Officer, and he led the company when it went public on the Malaysian Stock Exchange (Bursa Malaysia) in 2005, and continued to serve as a director until 2010. Mr. Condon also serves as chairman of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison, Director of the Depression and Bipolar Support Alliance of Houston, and is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, NACD’s highest accreditation for boardroom leadership.

Mr. Condon’s more than 40 years of senior executive and board experience in management, finance, operations, strategy, and corporate development in the chemical, industrial, and energy industries make him a valuable contributor to the Company’s Board of Directors.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s By-laws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the Annual Meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine whom to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report sections of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance, as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with rules adopted by the SEC, we are seeking an advisory vote from our shareholders to approve the compensation of our named executive officers; the Company currently holds these votes annually. We believe the 2015 actual compensation paid to the named executive officers is commensurate with the Company’s 2015 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your support to approve the compensation of the named executive officers, we highlight the following information (which is also included in the Executive Summary of the Compensation Discussion and Analysis section of this Proxy Statement).

Financial Performance was Below Targeted Goals

The Company’s financial and operational results in 2015 were disappointing in some respects. Consistent with our emphasis on performance-based pay, the majority of our named executive officers’ target annual pay opportunity is based on financial results (relative to specific goals) and share price appreciation. Commensurate with the Company’s 2015 performance, across the organization there were no annual incentive payouts for the performance period ended December 31, 2015. Total shareholder return (“TSR”) for 2015 was -30.2% and relative TSR was at the 40.3 percentile of the peer group used for TSR comparisons (using the 20-day trading average price at the end of 2014 and 2015).

Key Business Results	Impact on Pay Decisions

•    Sales decreased by 11.6% to $3.4 billion from $3.9 billion in 2014

•    Net Earnings attributable to the Company decreased by 56% to $63.5 million from $144.5 million in 2014

•    Diluted EPS of $0.46 declined significantly compared to prior year diluted EPS of $1.05

•    Operating Cash Flow was essentially flat compared to prior year, with 2015 operating cash flow of $98.0 million compared to $98.3 million in 2014

•    EVA® in 2015 decreased by $152.6 million

•    Aggregate debt outstanding as of December 31, 2015 decreased by $109 million compared to December 31, 2014

•    There was not any payout on Short-Term Incentive Plan awards, reflecting performance that was below targeted financial performance

•    The performance share award granted in 2013 for the 2013 through 2015 performance period was earned at 78.6% of the target award, based on relative TSR (50% weighting) for that period at the 46.2 percentile of the peer group and debt reduction (50% weighting) for that period of $395 million (which was between the threshold and target)

•    Very modest salary increases for the named executive officers for 2015

Our Executive Pay Program Strongly Aligns Pay-For-Performance and Applies Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices. Over the past several years, our executive compensation program design and practices have evolved to better support our changing business and talent needs, as well as to reflect market practices and trends. In particular, as summarized below, we have improved the linkage of the pay program to key metrics of our business strategy and shareholder value creation. The Company’s approach is to apply a comprehensive perspective in selecting performance measures and setting goals for both the annual and long-term incentive plans. As a result of the foregoing considerations, the performance metrics used in our annual incentive plan and the financial measures in our performance share grants have continued to adapt along with our business strategy from year-to-year to best reflect the direct accountabilities assigned to the management team for a particular year (short-term incentives) and for several years (long-term incentives). As noted below, we did not grant performance shares in 2015 due to the intended Separation, but we resumed granting such awards in 2016.

2015 Incentive Plan Design

The incentive plans, collectively, cover a range of key financial measures — operating margins, free cash flow, return on invested capital and net sales growth (in the annual incentive plan). For the long-term incentives in 2015, in view of the intended Separation of the businesses, the Compensation Committee determined that it would not serve the interests of the Company to grant to executive officers performance shares in 2015, which would have a multi-year performance period extending beyond the Separation. Instead, given the difficulty of goal setting in view of the intended Separation, as well as the additional relative value of stock options and restricted stock, in 2015 the executive officers received a grant of restricted stock units (weighted 50%) and stock options (weighted 50%). The performance measures used in the 2015 annual incentive plan (Short-Term Incentive Plan (“STIP”)) and the 2015 long-term incentive award design are as follows:

2015 Short-Term/Annual Incentive	2015 Long-Term Incentive

•    Operating Earnings (weighted 35%), which motivates growth in earnings generated from operations

•    Free Cash Flow (weighted 35%), which measures liquidity by taking operating cash flow minus capital expenditures

•    Return on Invested Capital (weighted 30%), which encourages effective management of both income (through the numerator, operating profit) and the balance sheet (through the denominator, invested capital)

• Restricted Stock Units (weighted 50%) with dividend equivalent units, which vest 100% on the third anniversary of the grant date • Stock Options (weighted 50%)

Retention Awards in 2015

In April 2015, the Company also made equity-based retention awards to certain key employees, including Messrs. Tellock, Laurino and Musial, to provide further incentives for the employees to continue in employment and contribute toward the successful completion of the Separation. The retention awards consisted of restricted shares of Company common stock. The restrictions on those shares lapse on the second anniversary of the Separation if the employee is continuously employed with the Company or an affiliate through the second anniversary of the effective date of the Separation; the restrictions lapse earlier upon termination of the employee as a result of death, disability or retirement upon or following the Separation. The restrictions also lapse upon an involuntary termination of the employee, other than for cause, or a termination by the employee for good reason, regardless of whether the Separation had then occurred. The number of shares subject to the retention award was determined based on a target dollar value equal to a percentage of the officer’s base salary and the share price on the date of grant. For Mr. Tellock, the percentage was 200% of base salary, and for Messrs. Laurino and Musial the percentage was 150% of base salary.

Incentive Plan Design Changes for 2016

We continually monitor our executive compensation program and consider modifications that will allow us to drive achievement of our business strategy, meet our talent needs, and maintain market competitive plans to maximize long-term stockholder value. In this regard, we made changes to the annual incentives and long-term incentives for the 2016 incentive award opportunities. These changes were designed to better align with our 2016 one-year objectives (annual incentives) for each separate business and take into account the Separation. For the annual incentive, we moved from operating earnings (weighted 35%), free cash flow (weighted 35%), and return on invested capital (weighted 30%), as the performance measures in 2015, to operating margin (50% weighting) and free cash flow (50% weighting) for senior management in the Crane segment and free cash flow (30% weighting), operating margin (35% weighting), and net sales growth (35% weighting) for the post-Separation company in 2016. For 2016 in view of the intended Separation, the Compensation Committee returned to the use of performance shares as part of the 2016 long-term incentive design. Consequently, for the long-term incentive awards in 2016, the post-Separation Company award consists of stock options (50% weighting) and performance shares (50% weighing). The performance shares will be based on a 3-year performance period from January 1, 2016 to December 31, 2018. The performance share measures are relative total shareholder return (50% weighting) and weighted average return on invested capital (50% weighting) of the

3-year performance period. We believe these measures continue to capture our key financial drivers of success and incorporate more fundamental financial measures with target goals.

2016 Short-Term/Annual Incentive	2016 Long-Term Incentive

•    Operating Margin (weighted 50%), which motivates growth in earnings generated from operations

•    Free Cash Flow (weighted 50%), which measures liquidity by taking operating cash flow minus capital expenditures

•    For performance shares (weighted 50% of the targeted value of the LTI grant), there are two equally weighted measures:

•    Relative Total Shareholder Return (TSR) (weighted 50%), which aligns payouts to our relative TSR performance

•    Weighted Average Return on Invested Capital (ROIC) (weighted 50%), which encourages effective management of both income (through the numerator, operating profit) and the balance sheet (through the denominator, invested capital)

•    Stock options (weighted 50% of the targeted value of the LTI grant)

Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices, as listed below:

•	Use multiple performance measures in the annual incentive and long-term incentive awards, without duplicating specific measures

•	Limit annual incentive and performance share payout) to 200% of target, which are only earned if actual performance results significantly outperform the targeted goals

•

Annual incentive payouts having varied commensurate with our performance (from 2011 to 2015 the average Corporate payout was 69.8% of target; the 2015 award did not pay out based on Corporate performance), reflective of the Company’s performance versus goals during the respective annual periods

•

Relative TSR is used as a metric for performance share grants, tying payouts to increasing shareholder value (while in 2015 we did not use performance shares in view of the Separation, as discussed above); we returned to the use of performance shares in 2016

•	Generally do not use solely time-vesting restricted stock or restricted stock units for officers, other than in the particular circumstances of 2015 in view of the intended Separation

•

Provide long-term incentives to officers solely through equity based awards that are “at risk” (except for the 2015 long-term incentive award(1), since they are only earned if specific performance goals are achieved or if the stock price appreciates

•

No change in control (CIC) excise tax gross-ups or single-trigger cash severance provisions; eliminated all excise tax gross-ups and single-trigger cash severance provisions and committed to no new or amended executive officer CIC agreements with excise tax gross-ups or single-trigger cash severance provisions

•

Maintain strict stock holding requirements for executive officers, which require that if an officer is not in compliance, the officer must retain all net shares from the exercise of stock options and vesting of restricted stock units or performance shares until the officer is in compliance

•

Review CEO pay-for-performance analyses and officer pay tally sheets annually, which analyze the alignment of pay to TSR performance and detail recent annual compensation, outstanding long-term incentives, retirement benefits and potential CIC severance payments

•	Contact major shareholders on a regular basis regarding our pay practices, which, in 2015, did not reveal any material concerns with any executive compensation practices

•	Provide a limited amount of perquisites to officers

•	In 2015 the Company adopted a formal policy prohibiting employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities.

•

The Compensation Committee engages an independent compensation consultant, Willis Towers Watson (formerly known as Towers Watson), to assist with the review of the Company’s executive compensation program.

2015 Say-on-Pay Advisory Vote

In 2015, our say-on-pay advisory vote received support from approximately 98% of shares voted. We believe that this result demonstrates our shareholders’ strong endorsement of the executive compensation program design, decisions and policies. Our shareholder vote was one of many factors considered by the Compensation Committee in reviewing the Company’s executive compensation program. We continue to maintain an ongoing dialogue with our shareholders to help ensure our executive compensation program is aligned with the interests of our shareholders.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

PROPOSAL 4 — ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLANS (“POISON PILLS”)

The Company has been advised that one of its shareholders, John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, intends to present a shareholder proposal at the Annual Meeting. Mr. Chevedden has continuously owned no fewer than 200 shares of our common stock since October 27, 2014.

In accordance with SEC rules, the proposal and Mr. Chevedden’s supporting statement are presented below and are quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement. For the reasons set forth in the Company’s Statement in Opposition to the Shareholder Proposal, which immediately follows the proposal, our Board of Directors recommends that shareholders vote “AGAINST” this proposal.

* * * *

4 — Shareholder Right to Vote For or Against a Poison Pill

Shareholders request that our Board adopt a rule to redeem any current or future Poison Pill unless such plan or amendments to such plan are submitted to a shareholder vote, as a separate ballot item, within 12 months.

“Poison pills ... prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.” — “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001.

“That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.” — Morningstar.com, Aug. 15, 2003.

Please vote to enhance shareholder value:

Shareholder Right to Vote For or Against a Poison Pill — Proposal 4

* * * *

Company Statement in Opposition to the Shareholder Proposal

The Company’s current rights agreement related to its common stock purchase rights (referred to by the proponent of the shareholder proposal as a “poison pill”) expires by its terms at the close of business on March 29, 2017. Pursuant to the rights agreement, the common stock purchase rights only become exercisable upon the occurrence of certain events, such as the announcement by a person or group that it has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of the Company’s common stock or if a third party commences a tender offer or exchange offer that would result in such third party beneficially owning 20% or more the Company’s outstanding shares without the approval of the Board of Directors.

As part of its role to look after the best interests of shareholders, the Company regularly considers takeover defenses like rights agreements in the exercise of its fiduciary duties. While the Company does not have any current plans to renew the rights agreement upon expiration or to adopt a new rights agreement, the rights agreement will be evaluated following the Separation and the Company believes that it should have the flexibility to take action on any current or future rights agreement in the exercise of its fiduciary duties.

Rights agreements have the potential to help the Company defend against coercive or otherwise unfair takeover tactics and to maximize shareholder value. Rights agreements are not intended to prevent an acquisition on terms that are fair, equitable and in the best interests of all shareholders, but rather to encourage potential acquirers to engage in direct negotiations with the Company’s Board of Directors. The Board’s knowledge and understanding of the Company’s business and strategies positions it to be able to assess and evaluate the merits of a takeover proposal or threat, to negotiate more effectively and to act in the best interests of the Company and its shareholders.

The Company believes that requiring shareholder approval of a rights agreement and any amendments to such agreement within 12 months could impede the Board’s ability to maximize shareholder value, particularly when time is of the essence and action must be taken in response to a takeover proposal or threat. To protect and maximize shareholder value, the Company believes that the Board must retain the flexibility to act as it sees fit in accordance with its fiduciary duties.

The Company values the input of its shareholders and has enhanced its corporate governance practices in recent years through the phased declassification of the Board of Directors and the adoption of majority voting in uncontested director elections. Although this proposal, if properly presented, is advisory in nature and is not binding on the Company, the Company will review and consider the outcome of the vote, among other factors, when making future decisions pertaining to rights agreements.

For the reasons set forth above, the Board of Directors recommends a vote “AGAINST” the shareholder proposal.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Composition.    Currently the Board is comprised of nine directors. Under the Company’s By-laws, the number of directors may not be less than seven or more than twelve. The Board of Directors has determined that the following non-employee directors — José Maria Alapont, Robert G. Bohn, Donald M. Condon, Anne M. Cooney, Jesse A. Lynn, C. David Myers and John C. Pfeifer — do not have any material relationship with the Company, other than serving as directors, and that each is independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), under applicable law, and the New York Stock Exchange listing standards. In addition, Roy V. Armes, Dino J. Bianco, Joan K. Chow, Cynthia M. Egnotovich, and Keith D. Nosbusch, who served as non-employee directors until the Separation, were also considered independent. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. Kenneth W. Krueger, who served as Interim President and Chief Executive Officer from October 2015 until the Separation, and prior thereto earned special fees totaling $240,000 for services related to the Separation in fiscal 2015, is not considered to be independent; however, Mr. Krueger was an independent director until April 2015. Barry L. Pennypacker, the Company’s President and Chief Executive Officer, is not an independent director.

Guidelines.    The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors serving at the time attended the annual meeting in 2015.

Ethics.    The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, and controller, which is part of the Company’s Code of Business Conduct and Global Ethics Policy. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com.

Meetings.    During the fiscal year ended December 31, 2015, the Board of Directors met 32 times. The increase in meetings as compared to fiscal 2014 was due to matters related to the Separation and the change in the Chief Executive Officer of the Company. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served. As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2015.

Board Leadership Structure.    The Board has determined that the interests of the Company and the Board of Directors are best served at this time by separating the roles of Chairman of the Board and Chief Executive Officer of the Company. Among the factors considered by the Board in reaching this conclusion, the Board believes that with the recent Separation, it will be important for the new President and CEO of the Company to focus solely on his responsibilities in that role and that a Board member with a long-standing familiarity with the Company should serve as the Chairman of the Board.

The Corporate Governance Guidelines provide that if the Chairman of the Board is also the Chief Executive Officer, the chairperson of the Corporate Governance Committee, Roy V. Armes prior to the Separation and Robert G. Bohn currently, will serve as the lead director. If for any reason the chairperson of the Corporate Governance Committee is unable to perform the lead director role on a temporary basis, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of lead director on an interim basis. The lead director has the following duties and responsibilities: (a) preside at all meetings of the Board of Directors at which the Chairman of the Board is not present, including independent director sessions; (b) call independent director sessions; (c) serve as a liaison between the Chairman of the Board and the independent directors; (d) review and approve the agendas for Board meetings, including the schedule of meetings; (e) meet with the Chairman of the Board and CEO after each Board meeting to provide feedback to the Chairman of the Board and CEO regarding the Board meeting and any other matters deemed appropriate by the independent directors; and (f) such other duties and responsibilities as the Board of Directors may request from time to time.

Committees.    The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Corporate Governance Committee	Audit Committee	Compensation Committee
Robert G. Bohn, Chair	C. David Myers, Chair	Donald M. Condon, Jr.
José Maria Alapont	José Maria Alapont	Robert G. Bohn
Jesse A. Lynn	Donald M. Condon, Jr.	Anne M. Cooney
John C. Pfeifer	Anne M. Cooney	John C. Pfeifer
Jesse A. Lynn

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one purpose of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of the risk across the organization and the management and/or mitigation of those risks. On a regular basis in its committee meetings, the Audit Committee specifically reviews the risk factors identified by management that could have a material adverse effect on the business, financial condition, or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor, and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management those issues and the controls that have been put in place, as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, regulatory, and strategic planning risks); General Counsel (legal, regulatory, product liability, and insurance risks); Senior Vice President of Human Resources (employment, labor, regulatory, environmental, health, welfare and safety risks); and the segment Presidents (market, operational, and competition risks).

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval, and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics, which also may be viewed on the Company’s website at www.manitowoc.com. The Company’s Code of Ethics specifically requires that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company, no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually, on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval. There were no reportable transactions with related parties during 2015.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee conducts an annual assessment of its own performance and it manages the annual evaluation of the Board. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

There were five meetings of the Corporate Governance Committee during the fiscal year ended December 31, 2015. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee conducts an annual assessment of its own performance. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has determined that all members of the Audit Committee are financially literate and are “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the SEC regulations.

During the fiscal year ended December 31, 2015, the Audit Committee met ten times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. The Compensation Committee conducts an annual evaluation of its own performance. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com.

All the members of the Compensation Committee are “independent” as defined in the Company’s Corporate Governance Guidelines, the Compensation Committee Charter (both of which may be found on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relative to compensation committees. The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the CEO) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Committee previously retained Pay Governance LLC as its independent compensation consultant. During 2015, the Compensation Committee retained, and currently retains, Willis Towers Watson (formally known as Towers Watson) as its independent compensation consultant. The Compensation Committee considered the factors set forth in the Compensation Committee Charter and in applicable SEC and New York Stock Exchange rules regarding independence, and does not believe that its retention of Pay Governance LLC or Willis Towers Watson has given rise to any conflict of interest.

The Compensation Committee’s responsibilities include the following:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans, and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans

•

Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits, and supplemental benefits of the CEO and other key executives of the Company

•	Annually appraising the performance of the chief executive officer and providing developmental feedback to the CEO and, when appropriate, to other key executives of the organization

•	Annually evaluating CEO and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group

•	Reviewing and recommending pay levels for non-employee directors for vote by the full Board

There were eight meetings of the Compensation Committee during the fiscal year that ended December 31, 2015. For further information see the Compensation Discussion and Analysis and the Compensation Committee Report below.

Agreement with Shareholders

On February 6, 2015, the Company entered into a Settlement Agreement (the “Agreement”) with Carl C. Icahn, Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Beckton Corp., Hopper Investments LLC, Barberry Corp., High River Limited Partnership, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P. and Icahn Enterprises G.P. Inc. (collectively, the “Icahn Shareholders”), as amended on December 31, 2015. The Icahn Shareholders have disclosed beneficial ownership exceeding 5% of our common stock. See “OWNERSHIP OF SECURITIES – Stock Ownership of Beneficial Owners of More than Five Percent.”

The Agreement provided the Icahn Shareholders with the option to cause the Company to appoint one designee of the Icahn Shareholders to its Board of Directors; Mr. Lynn was appointed as a director in April 2015 pursuant to the Agreement. Additionally, in connection with the Separation, one designee of the Icahn Shareholders was appointed to the Board of Directors of MFS. The Icahn Shareholders’ designees were subject to the approval of the Board of Directors. An Icahn Shareholders’ designee to the Board of Directors must promptly resign from the Board if the Icahn Shareholders cease to own a net long position in the Company’s voting securities of at least 5% of the Company’s voting shares.

Pursuant to the Agreement, the Icahn Shareholders voted their shares of Company stock at the 2015 Annual Meeting in accordance with the Board of Directors’ recommendations. The Agreement does not contain similar provisions for the 2016 Annual Meeting.

The Icahn Shareholders agreed to certain standstill provisions with respect to the Company during a standstill period preventing them from, among other matters: presenting any proposal for the consideration of shareholders; acquiring beneficial ownership of more than 20% of the Company’s voting shares; and seeking, proposing, participating in, supporting, making any public announcement with respect to, facilitating or assisting any third party to seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization, extraordinary dividend, significant share repurchase or similar transaction. The standstill period runs until 25 days after the date that no Icahn Shareholders’ designee serves on the Board.

The Icahn Shareholders were granted a limited approval to purchase up to 14.99% of the Company’s voting shares for purposes of the Wisconsin business combination statute. If the Icahn Shareholders acquire 15% or more of the Company’s voting shares without the approval of the Company’s Board of Directors, then the Icahn Shareholders will be prohibited, by contract rather than under the law, from engaging in business combination transactions with the Company for three years. Absent the limited approval, the statute’s restrictions would be triggered by the acquisition of 10% or more of the Company’s voting shares.

The Company filed the Agreement as an exhibit to its Current Report on Form 8-K, dated February 6, 2015, and the amendment to the Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K, dated December 31, 2015.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board:

Consideration of Candidates for Board of Directors Submitted by Shareholders.    The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s Proxy Statement released to the shareholders in connection with the previous year’s annual meeting for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder/Interested Person Communications.” In considering any timely-submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event shall a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy) except pursuant to the settlement agreement between the Company and Mr. Icahn and his affiliated entities.

Consideration of Candidates for Board who are Incumbent Directors.    Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated. If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for Board who are Non-incumbent Directors.    In the event of a vacancy in the Board of Directors, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the policy captioned, “Consideration of Candidates for the Board of Directors Submitted by Shareholders” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

As disclosed above in “Governance of the Board and its Committees — Agreement with Shareholders,” Mr. Lynn was appointed as a director in April 2015 in accordance with the Agreement.

Mr. Pennypacker, the Company’s President and Chief Executive Officer, was appointed as a director, effective immediately upon the effectiveness of the Separation, in accordance with the terms of his offer letter, which was described in, and filed as an exhibit to, the Company’s Current Report on Form 8-K, dated December 28, 2015.

Mr. Alapont, Ms. Cooney, Mr. Myers and Mr. Pfeifer, who were each appointed as directors, effective immediately upon the effectiveness of the Separation, were first suggested as director candidates as a result of a search conducted by Spencer Stuart, an executive recruiting firm retained by the Corporate Governance Committee. Spencer Stuart was paid a fee for researching and recommending potential director candidates.

Director Qualifications and Diversity.    The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors. In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation, or gender identity.

Shareholder/Interested Party Communications.    As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party;

2.

The basis of the party’s interest in the Company; for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned;

3.	The identity of the director or directors for whom such communication is intended;

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member;

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member; and

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Corporate Governance Committee

Robert G. Bohn, Chair

José Maria Alapont

Jesse A. Lynn

John C. Pfeifer

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with the Company’s management;

•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees), and SEC Regulation S-X, Rule 2-07 (Communication with Audit Committee); and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2015 and 2014

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table:

Year Ended December 31,	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2015	$3,803,000	$2,903,000(1)	$3,979,000(2)	$1,800
2014	$3,023,143	$116,486	$212,022	$1,800

(1)	includes $2.3 million of audit related fees associated with the carve-out of the financial statements of Manitowoc Foodservice Inc., as part of the Separation.

(2)	includes $3.1 million of tax related fees associated with the legal restructuring to effect the Separation.

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the SEC.

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and, in fiscal 2015, fees associated with the Separation, as described above.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning, and, in fiscal 2015, fees associated with the Separation, as described above.

All other fees primarily include fees associated with an accounting research tool.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2016. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee

C. David Myers, Chair

José Maria Alapont

Donald M. Condon, Jr.

Anne M. Cooney

Jesse A. Lynn

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2015, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans and the number of shares available under such plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time-to-time. In connection with, and effective upon, the Separation, certain of these awards were subsequently converted into awards for MFS securities.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A)		Weighted-average exercise price of outstanding options, warrants, and rights (B)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(C)
Equity compensation plans not approved by security holders(1)	0	(2)	$0	(2)	0	(2)
Equity compensation plans approved by security holders(2)(3)	1,493,357 5,050,799 40,000	(3(a))(4) (3(b))(4) (3(c))	$23.69 $18.16 $29.02	(3(a))(4) (3(b))(4) (3(c))	6,506,643 0 0	(3(a))(4) (3(a)) (3(c))
Total	6,584,156				6,506,643

(1)

Consists of the Company’s Deferred Compensation Plan. For a description of the key provisions of the Deferred Compensation Plan, see the discussion contained in this Proxy Statement under section 8 —Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Deferred Compensation” under Other Pay Elements and the discussion contained under section 7 — Non-Employee Director Compensation.

(2)

Column (A) does not include 211,856 Common Stock units issued under the Deferred Compensation Plan as of December 31, 2015. Each Common Stock unit under the Deferred Compensation Plan represents the right to receive one share of Company Common Stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the Common Stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the Common Stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”), the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Stock Plan”), and the 2013 Omnibus Incentive Plan and does not take into account the Common Stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company Common Stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column

(C) includes only those shares remaining available for issuance under the 2003 Stock Plan, the 2004 Stock Plan and the 2013 Omnibus Incentive Plan.

(3)

Consists of the Company’s: (a) 2013 Omnibus Incentive Plan; (b) 2003 Stock Plan; and (c) 2004 Stock Plan. No new awards may be issued under the 2003 Stock Plan or the 2004 Stock Plan other than the actual issuance of shares based on performance share awards. However, the two plans continue to govern awards outstanding as of the date they were terminated (May 7, 2013), and the outstanding awards under these plans will continue in force and effect until vested, exercised or forfeited pursuant to their terms. For a description of the key provisions of the 2013 Omnibus Incentive Plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Long-Term Incentives.”

(4)

Includes stock options, performance share awards issued at target and restricted stock units. Does not include restricted shares. The weighted-average price does not factor in performance share awards.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock.

Name And Address of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class
Kensico Capital Management Corp. 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830	11,260,000	(1)	8.2%
Carl C. Icahn c/o Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	10,582,660	(2)	7.8%
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153	9,614,197	(3)	7.0%
Abrams Capital Management, L.P. 222 Berkeley Street, 21st Floor Boston, MA 02116	8,738,242	(4)	6.4%
Luxor Capital Group, LP 1114 Avenue of the Americas, 29th Floor New York, NY 10036	8,481,872	(5)	6.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	8,435,066	(6)	6.2%
Pennant Capital Management, LLC One DeForest Avenue, Suite 200 Summit, NJ 07901	7,672,307	(7)	5.6%

(1)

This information is based solely on a Schedule 13G filed with the SEC by Kensico Capital Management Corp., Michael B. Lowenstein and Thomas J. Coleman (collectively, “Kensico”) on February 16, 2016. Kensico reported that it may be deemed to have shared voting power and shared dispositive power with respect to 11,260,000 shares as of December 31, 2015.

(2)

The information is based solely on a Schedule 13D/A filed with the SEC by Carl C. Icahn and his affiliated entities on January 16, 2015, as amended on February 9, 2015 and on January 4, 2016. According to the filing, as of January 16, 2015: (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with respect to 2,116,531 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with respect to 2,116,531 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with respect to 2,116,531 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with respect to 3,438,929 shares; (v) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with respect to 3,438,629 shares; (vi) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with respect to 5,027,500 shares; (vii) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with respect to 5,027,500 shares; (viii) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with respect to 8,466,129 shares; (ix) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with respect to 8,466,129 shares; (x) Icahn Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with respect to 8,466,129 shares; (xi) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with respect to 8,466,129 shares; (xii) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with respect to 8,466,129 shares; and (xiii) Carl C. Icahn has shared voting power and shared dispositive power with respect to 10,582,660 shares. Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the affiliated entities.

(3)

This information is based solely on a Schedule 13G/A filed with the SEC by Glenview Capital Management, LLC and Larry Robbins (collectively, “Glenview”) on February 16, 2016. Glenview reported that it may be deemed to have shared voting power and shared dispositive power with respect to 9,614,197 shares as of December 31, 2015.

(4)

This information is based solely on a Schedule 13G/A filed with the SEC by Abrams Capital Management, L.P. and affiliated entities (collectively, “Abrams”) on January 22, 2016. Abrams reported that it may be deemed to have shared voting power and shared dispositive power with respect to 8,738,242 shares as of January 12, 2016.

(5)

This information is based solely on a Schedule 13G/A filed with the SEC by Luxor Capital Group, LP and affiliated entities (collectively, “Luxor”) on February 16, 2016. Luxor reported that it may be deemed to have shared voting power and shared dispositive power with respect to 8,481,872 shares as of December 31, 2015.

(6)

This information is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2016. Vanguard reported that it may be deemed to have sole voting power as to 97,212 shares, shared voting power as to 7,300 shares, sole dispositive power with respect to 8,338,354 shares and shared dispositive power with respect to 96,712 shares as of December 31, 2015.

(7)

This information is based solely on a Schedule 13G filed with the SEC by Pennant Capital Management, LLC and affiliated entities (collectively, “Pennant”) on January 29, 2016. Pennant reported that it may be deemed to have shared voting power and shared dispositive power with respect to 7,672,307 shares as of January 22, 2016.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each current director and director nominee of the Company, by each current and former executive officer of the Company named in the Summary Compensation Table below, and by the current directors, nominees and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 29, 2016. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, and the current executive officers and directors as a group own approximately 3% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of his/her shares as security.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Number of Deferred Common Stock Units Beneficially Owned(2)
José Maria Alapont	0		0
Robert G. Bohn	6,825	(3)(4)	0
Donald M. Condon	37,874	(3)	7,729
Anne M. Cooney	0		0
Eric P. Etchart	487,051	(5)	0
Hubertus M. Muehlhaeuser	0		0
Kenneth W. Krueger	191,680	(3)(6)	20,927
Carl J. Laurino	564,488	(7)(11)	565
Jesse A. Lynn	4,132	(8)	0
C. David Myers	0		0
Thomas G. Musial	561,195	(9)(11)	8,978
Barry L. Pennypacker	0		0
John C. Pfeifer	0		0
Glen E. Tellock	1,823,181	(10)(11)	10,246
Total of all current executive officers, directors and nominees as a group (14 persons)	4,606,015	(12)	163,817	(13)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)

The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	Includes 5,046 restricted stock units granted in February 2015.

(4)	Includes 1,779 restricted stock units that Mr. Bohn was granted in July of 2014.

(5)

Includes 358,718 shares that Mr. Etchart has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan and the 2013 Omnibus Incentive Plan within sixty days following the record date for the Annual Meeting.

(6)

Includes 15,600 shares that Mr. Krueger has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan and the 2013 Omnibus Incentive Plan within sixty days following the record date for the Annual Meeting.

(7)

Includes 402,236 shares that Mr. Laurino has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan and the 2013 Omnibus Incentive Plan within sixty days following the record date for the Annual Meeting.

(8)	Includes 4,132 restricted share units that Mr. Lynn was granted in May 2015.

(9)

Includes 382,714 Mr. Musial has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan and the 2013 Omnibus Incentive Plan within sixty days following the record date for the Annual Meeting.

(10)

Includes 1,173,204 Mr. Tellock has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan and the 2013 Omnibus Incentive Plan and according to his severance agreement as well as 18,650 shares of Common Stock as to which voting and investment power are shared (Glen and Sue Tellock).

(11)

For the following current and former executive officers, includes the indicated number of shares that were held in their respective 401(k) Retirement Plan accounts as of February 29, 2016, as to which they have sole voting power and shared investment power: Glen E. Tellock — 17,274, Carl J. Laurino — 29,771, and Thomas G. Musial — 21,053.

(12)

Includes 18,650 shares of Common Stock as to which voting and investment power are shared (Glen and Sue Tellock), and 3,001,413 shares, as of February 29, 2016, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 77,248 of these shares, and shared investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers). In addition, includes 3,861,682 shares that the current executive officers and directors of the Company as a group have a right to acquire pursuant to the 2003 Incentive Stock and Awards Plan, the 2004 Non-Employee Director Stock and Awards Plan and the 2013 Omnibus Incentive Plan within 60 days following the record date for the Annual Meeting.

(13)

Includes all shares of Common Stock held within the Deferred Compensation Plan Trust as of February 29, 2016. Certain officers have sole voting power under the Deferred Compensation Plan Trust with respect to 28,051 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2015 were complied with in a timely manner.

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.

The 2015 compensation package consisted of cash (Board and committee annual retainers and meeting fees) and equity (restricted stock units) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended. The compensation package is intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. In connection with the retention of Willis Towers Watson in 2014, the program was reviewed in February 2015. The 2015 review did not result in any changes to the compensation program for non-employee directors. It is anticipated that the compensation program will be re-evaluated following the Separation.

The majority of the target annual compensation package is delivered in the form of equity, which is designed to promote a strong alignment of interests between the Company’s non-employee directors and its shareholders. In 2015, the equity grant was set based on the guideline value and the Company’s approximate recent average stock price ending at the February 2015 meeting. The actual grant price and accounting expense was determined at the date of grant (February 17, 2015). For 2015, the guideline value of the restricted stock unit grant was $110,000.

Stock awards in 2015 were granted out of the 2013 Omnibus Incentive Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time-to-time in such amounts as it determines and to such non-employee directors as it selects.

The restricted stock units vest on the second anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted stock units will be immediately forfeited if the director ceases to be a member of the Board prior to the vesting date for any reason other than the director’s retirement (due to reaching the mandatory retirement age established by the Board), death, or disability; and (ii) the restricted stock units are subject to various transfer restrictions prior to the vesting date.

The following table summarizes the 2015 compensation elements provided to the Company’s non-employee directors:

Element	Amount
Annual Board Member Cash Retainer	$60,000
Board Per-Meeting Fee	$1,500
Committee Per-Meeting Fee	$1,500
Audit Committee Chairperson Annual Retainer	$15,000
Compensation Committee Chairperson Annual Retainer	$12,000
Governance Committee Chairperson Annual Retainer	$12,000
Non-Executive Chairperson Annual Fee(1)	$52,083	(1)
Annual Restricted Stock Units Grant(2)	5,046 shares	(2)

(1)

Ms. Egnotovich was appointed non-executive chairperson of the Board of Directors of Manitowoc Foodservice, Inc., and acted in that capacity since August 2015. The Board determined that the non-executive chairman would be paid $125,000 on an annual basis. As such, Ms. Egnotovich was paid 5/12’s of $125,000 in 2016 for her service in that capacity in 2015.

(2)

The award, with a guideline value of $110,000, was granted on February 17, 2015 to all non-employee directors at that time, Mr. Lynn was appointed to the Company’s Board of Directors on April 16, 2015, and received an initial grant of 4,132 restricted stock units on May 4, 2015. Mr. Bianco was elected to the Board on May 5, 2015, and received an initial grant of 4,914 restricted stock units on August 6, 2015.

The Board has implemented stock ownership guidelines for non-employee directors, which require each non-employee director to acquire an amount of the Company’s Common Stock with a value equal to five times such director’s total annual Board member cash retainer (does not include meeting fees or the annual committee chairperson retainers). The guideline requires the stock ownership amount to be met by the end of the fifth full calendar year after the director is first elected to the Board. Directors are required to retain net shares upon vesting of equity awards until achieving the stock ownership guideline. As of December 31, 2015 each of the non-employee directors was in compliance, or projected to be in compliance, with his/her respective ownership guideline.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees, as well as restricted stock unit awards, for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to the Company’s stock price).

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2015. Mr. Krueger is not included in this table as a result of his appointment as interim President and Chief Executive Officer in October 2015. Mr. Krueger’s compensation for his service as a director, including the fees earned for serving as chair of the Audit Committee until May 2015, and for his service as Board liaison in connection with the Separation, are included in the Summary Compensation Table below. Ms. Cooney and Messrs. Alapont, Myers and Pfeifer are not included in this table because they did not become directors until the effectiveness of the Separation.

Name	Fees Earned or Paid in Cash		Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Roy V. Armes(5)	$127,500	(1)	$110,003	$0	$0	$0	$237,503
Dino Bianco(5)	$73,500		$82,506	$0	$0	$0	$156,006
Robert G. Bohn	$134,250		$110,003	$0	$0	$0	$244,253
Joan K. Chow(5)	$133,500		$110,003	$0	$0	$0	$243,503
Donald M. Condon	$153,750	(1)	$110,003	$0	$0	$0	$263,753
Cynthia M. Egnotovich(5)	$156,000	(1)	$110,003	$0	$0	$0	$266,003
Jesse A. Lynn	$88,500		$82,516	$0	$0	$0	$171,016
Keith D. Nosbusch(5)	$115,500		$110,003	$0	$0	$0	$225,503
James L. Packard(6)	$57,000		$110,003	$0	$0	$0	$167,003

(1)

Includes committee chairperson annual retainer in the following amounts: Audit — $15,000; Compensation — $12,000; and Corporate Governance — $12,000. Mr. Armes served as chair of the Corporate Governance Committee; Ms. Egnotovich served as chair of the Compensation Committee; and Mr. Krueger served as chair of the Audit Committee until the May 2015 Board meeting when Mr. Condon became Audit Committee chair.

(2)

Reflects the grant date fair value of restricted stock units awarded in 2015 as computed under the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value was slightly higher than the guideline value of the February 2015 grants of the restricted stock units due to the stock price at grant being higher than the 20-day average closing price ending on the date of the February 2015 Compensation Committee meeting used to determine the grants. Messrs. Bianco and Lynn did not become directors until May 2015 and April 2015, respectively, and thus had lower stock awards for 2015. The restricted stock units vest on the second anniversary of the grant date. At year end, each non-employee director listed in the table, other than Messrs. Bianco, Bohn, Lynn and Packard, had 9,276 restricted stock units outstanding. At year end, Messrs. Bianco, Bohn and Lynn had 4,914 restricted stock units, 6,825 restricted stock units, and 4,132 restricted stock units outstanding, respectively. Mr. Packard’s 9,276 shares vested upon his retirement.

(3)	No stock options were awarded to directors in 2015. At year end, the directors listed had the following stock options outstanding: Ms. Egnotovich — 2,000; and Mr. Nosbusch — 6,800.

(4)

Travel-related expenses of a director’s spouse or guest are not included in these numbers. From time-to-time, spouses or guests may be invited to accompany the directors at a Company function at the Company’s expense. During 2015, spouses of directors were invited to attend the February Board meeting. Travel, meals, and other expenses reimbursed for those spouses attending the February event averaged $250 per spouse.

(5)	Effective upon the Separation, Messrs. Armes and Nosbusch retired as directors, and Ms. Chow, Ms. Egnotovich and Mr. Bianco left the Board to become directors of MFS.

(6)	Mr. Packard retired as a director on May 5, 2015.

8.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below, which should be read together with the compensation tables located elsewhere in this Proxy Statement, is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid and the basis for our compensation decisions. This discussion focuses on the compensation of the current and former executive officers named in the Summary Compensation Table in this Proxy Statement (the “named executive officers”), who are listed below:

•	Glen E. Tellock — Former Chairman, President and Chief Executive Officer

•	Kenneth W. Krueger — Interim President and Chief Executive Officer

•	Carl J. Laurino — Senior Vice President and Chief Financial Officer

•	Eric P. Etchart — Senior Vice President, Business Development

•	Thomas J. Musial — Senior Vice President, Human Resources and Administration

•	Hubertus M. Muehlhaeuser — President and Chief Executive Officer of MFS

Mr. Tellock served as Chairman, President and Chief Executive until October 2015, when he was replaced by Mr. Krueger on an interim basis. Effective upon the Separation, Barry L. Pennypacker became the Company’s President and Chief Executive Officer, with Mr. Krueger continuing as Chairman of the Board, and Mr. Etchart retired in January 2016. Mr. Muehlhaeuser joined the Company in August 2015 as the President of MFS prior to the Separation and, upon the completion of the Separation in March 2016, his employment with the Company ceased and was transferred to MFS.

As discussed further herein, compensation decision making for 2015 differed from prior years in view of special circumstances related to the intended Separation. In addition, discussions herein of compensation for 2016 relate to the Company’s ongoing post-Separation business; decisions related to MFS are not discussed herein because those operations are no longer part of the Company as of the Separation.

2015 Executive Summary

Financial Performance was Below Targeted Goals

The Company’s financial and operational results in 2015 were disappointing in some respects. Consistent with our emphasis on performance-based pay, the majority of our named executive officers’ target annual pay opportunity is based on financial results (relative to specific goals) and share price appreciation over time. Commensurate with the Company’s 2015 performance, across the organization there was no annual incentive payouts for the performance period ended December 31, 2015. Total shareholder return (“TSR”) for

2015 was -30.2% and relative TSR was at the 40.3 percentile of the peer group used TSR comparisons (using the 20-day trading average price at the end of 2014 and 2015).

Key Business Results	Impact on Pay Decisions

•    Sales decreased by 11.6% to $3.4 billion from $3.9 billion in 2014

•    Net Earnings attributable to the Company decreased by 56% to $63.5 million from $144.5 million in 2014

•    Diluted EPS of $0.46 declined significantly compared to prior year diluted EPS of $1.05

•    Operating Cash Flow was essentially flat compared to prior year, with 2015 operating cash flow of $98.0 million compared to $98.3 million in 2014

•    EVA® in 2015 decreased by $152.6 million

•    Aggregate debt outstanding as of December 31, 2015 decreased by $109 million compared to December 31, 2014

•    There was not any payout on Short-Term Incentive Plan awards, reflecting performance that was below targeted financial performance

•    The performance share award granted in 2013 for the 2013 through 2015 performance period was earned at 78.6% of the target award, based on relative TSR (50% weighting) for that period at the 46.2 percentile of the peer group and debt reduction (50% weighting) for that period of $395 million (which was between the threshold and target)

•    Very modest salary increases for the named executive officers for 2015

Our Executive Pay Program Strongly Aligns Pay-For-Performance and Applies Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices. Over the past several years, our executive compensation program design and practices have evolved to better support our changing business and talent needs, as well as to reflect market practices and trends. In particular, as summarized below, we have improved the linkage of the pay program to key metrics of our business strategy and shareholder value creation. The Company’s approach is to apply a comprehensive perspective in selecting performance measures and setting goals for both the annual and long-term incentive plans. As a result of the foregoing considerations, the performance metrics used in our annual incentive plan and the financial measures in our performance share grants have continued to adapt along with our business strategy from year-to-year to best reflect the direct accountabilities assigned to the management team for a particular year (short-term incentives) and for several years (long-term incentives). As noted below, we did not grant performance shares in 2015 due to the intended Separation, but we resumed granting such awards in 2016.

2015 Incentive Plan Design

The incentive plans, collectively, cover a range of key financial measures — operating margins, free cash flow, return on invested capital and net sales growth (in the annual incentive plan). For the long-term incentives in 2015, in view of the intended Separation of the businesses, the Compensation Committee determined that it would not serve the interests of the Company to grant to executive officers performance shares in 2015, which would have a multi-year performance period extending beyond the Separation. Instead, given the difficulty of goal setting in view of the intended Separation, as well as the additional relative value of stock options and restricted stock, in 2015 the executive officers received a grant of restricted stock units (weighted 50%) and stock options (weighted 50%). The performance measures used in the 2015 annual incentive plan (Short-Term Incentive Plan (“STIP”)) and the 2015 long-term incentive award design are as follows:

2015 Short-Term/Annual Incentive	2015 Long-Term Incentive

•    Operating Earnings (weighted 35%), which motivates growth in earnings generated from operations

•    Free Cash Flow (weighted 35%), which measures liquidity by taking operating cash flow minus capital expenditures

•    Return on Invested Capital (weighted 30%), which encourages effective management of both income (through the numerator, operating profit) and the balance sheet (through the denominator, invested capital)

•    Restricted Stock Units (weighted 50%) with dividend equivalent units, which vest 100% on the third anniversary of the grant date

•    Stock Options (weighted 50%), which vest in equal installments over four years

Retention Awards in 2015

In April 2015, the Company also made equity-based retention awards to certain key employees, including Messrs. Tellock, Laurino and Musial, to provide further incentives for the employees to continue in employment and contribute toward the successful completion of the Separation. The retention awards consisted of restricted shares of Company common stock. The restrictions on those shares lapse on the second anniversary of the Separation if the employee is continuously employed with the Company or an affiliate through the second anniversary of the effective date of the Separation; the restrictions lapse earlier upon termination of the employee as a result of death, disability or retirement upon or following the Separation. The restrictions also lapse upon an involuntary termination of the employee, other than for cause, or a termination by the employee for good reason, regardless of whether the Separation had then occurred. The number of shares subject to the retention award was determined based on a target dollar value equal to a percentage of the officer’s base salary and the share price on the date of grant. For Mr. Tellock, the percentage was 200% of base salary, and for Messrs. Laurino and Musial the percentage was 150% of base salary.

Incentive Plan Design Changes for 2016

We continually monitor our executive compensation program and consider modifications that will allow us to drive achievement of our business strategy, meet our talent needs, and maintain market competitive plans to maximize long-term stockholder value. In this regard, we made changes to the annual incentives and long-term incentives for the 2016 incentive award opportunities. These changes were designed to better align with our 2016 one-year objectives (annual incentives) for each separate business and take into account the Separation. For the annual incentive, we moved from operating earnings (weighted 35%), free cash flow (weighted 35%), and return on invested capital (weighted 30%), as the performance measures in 2015, to operating margin (50% weighting) and free cash flow (50% weighting) for senior management in the Crane segment and free cash flow (30% weighting), operating margin (35% weighting), and net sales growth (35% weighting) for the post-Separation company in 2016. For 2016 in view of the intended Separation, the Compensation Committee returned to the use of performance shares as part of the 2016 long-term incentive design. Consequently, for the long-term incentive awards in 2016, the post-Separation Company award consists of stock options (50% weighting) and performance shares (50% weighing). The performance shares will be based on a 3-year performance period from January 1, 2016 to December 31, 2018. The performance share measures are relative total shareholder return (50% weighting) and weighted average return on invested capital (50% weighting) of the 3-year performance period.

We believe these measures continue to capture our key financial drivers of success and incorporate more fundamental financial measures with target goals.

2016 Short-Term/Annual Incentive	2016 Long-Term Incentive

•    Operating Margin (weighted 50%), which motivates growth in earnings generated from operations

•    Free Cash Flow (weighted 50%), which measures liquidity by taking operating cash flow minus capital expenditures

•    For performance shares (weighted 50% of the targeted value of the LTI grant), there are two equally weighted measures:

•    Relative Total Shareholder Return (TSR) (weighted 50%), which aligns payouts to our relative TSR performance

•    Weighted Average Return on Invested Capital (ROIC) (weighted 50%), which encourages effective management of both income (through the numerator, operating profit) and the balance sheet (through the denominator, invested capital)

•    Stock options (weighted 50% of the targeted value of the LTI grant)

Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices, as listed below:

•	Use multiple performance measures in the annual incentive and long-term incentive awards, without duplicating specific measures

•	Limit annual incentive and performance share payout) to 200% of target, which are only earned if actual performance results significantly outperform the targeted goals

•

Annual incentive payouts having varied commensurate with our performance (from 2011 to 2015 the average Corporate payout was 69.8% of target; the 2015 award did not pay out based on Corporate performance), reflective of the Company’s performance versus goals during the respective annual periods

•

Relative TSR is used as a metric for performance share grants, tying payouts to increasing shareholder value (while in 2015 we did not use performance shares in view of the Separation, as discussed above); we returned to the use of performance shares in 2016

•	Generally do not use solely time-vesting restricted stock or restricted stock units for officers, other than in the particular circumstances of 2015 in view of the intended Separation

•

Provide long-term incentives to officers solely through equity based awards that are “at risk” (except for the 2015 long-term incentive award(1), since they are only earned if specific performance goals are achieved or if the stock price appreciates

•

No change in control (CIC) excise tax gross-ups or single-trigger cash severance provisions; eliminated all excise tax gross-ups and single-trigger cash severance provisions and committed to no new or amended executive officer CIC agreements with excise tax gross-ups or single-trigger cash severance provisions

•

Maintain strict stock holding requirements for executive officers, which require that if an officer is not in compliance, the officer must retain all net shares from the exercise of stock options and vesting of restricted stock units or performance shares until the officer is in compliance

•

Review CEO pay-for-performance analyses and officer pay tally sheets annually, which analyze the alignment of pay to TSR performance and detail recent annual compensation, outstanding long-term incentives, retirement benefits and potential CIC severance payments

•	Contact major shareholders on a regular basis regarding our pay practices, which, in 2015, did not reveal any material concerns with any executive compensation practices

•	Provide a limited amount of perquisites to officers

•	In 2015 the Company adopted a formal policy prohibiting employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities.

•

The Compensation Committee engages an independent compensation consultant, Willis Towers Watson (formerly known as Towers Watson), to assist with the review of the Company’s executive compensation program.

2015 Say-on-Pay Advisory Vote

In 2015, our say-on-pay advisory vote received support from approximately 98% of shares voted. We believe that this result demonstrates our shareholders’ strong endorsement of the executive compensation program design, decisions and policies. Our shareholder vote was one of many factors considered by the Compensation Committee in reviewing the Company’s executive compensation program. We continue to maintain an ongoing dialogue with our shareholders to help ensure our executive compensation program is aligned with the interests of our shareholders.

Compensation Program Administration

The Compensation Committee of the Board of Directors (“Compensation Committee”) is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. This review includes an annual consideration of the Company’s business strategy and talent needs and alignment of compensation to performance and shareholder interests. The Compensation Committee engages an independent compensation consultant. During fiscal 2014, the Committee hired, and it continues to engage, Willis Towers Watson to assist the Committee with its duties, including any review of the executive compensation program. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section.

Compensation Program Objectives and Philosophy

Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize long-term total returns to our shareholders. For these reasons, the Compensation Committee designs the executive compensation program consistent with market typical/best practices to ensure alignment between executive pay and Company performance. An important element of the design is to provide incentive-based compensation that is directly tied to Company performance. The Compensation Committee annually reviews the key elements of the program considering the Company’s business strategy and talent needs. Our executive compensation program seeks to provide competitive total compensation opportunities, at the lowest possible cost to the Company for the opportunities provided, to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Key objectives and elements of the philosophy include the following:

•

Paying for performance. A significant portion of the compensation paid to an executive is incentive-based and “at risk,” which can be earned based on the achievement of the Company’s financial goals and/or stock price appreciation. However, as noted above, time-vesting restricted stock units replaced performance shares in 2015 due to the anticipated Separation. Performance shares returned to the grant mix in 2016. (Incentive awards based on achievement of specific goals are capped at 200% of the targeted award opportunity.)

•

Providing market competitive compensation. Pay levels are targeted to be, on average, at market median levels based on individual factors (such as experience, length of service, and individual performance), internal structure and internal and external equity, business needs, Company performance, comparable positions at general industrial companies of similar size, and other factors.

•

Encouraging long service. The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•

Facilitating executive stock ownership. Long-term incentive awards to executives are solely equity-based, and executive officers are subject to stock ownership guidelines, including a potential retention requirement, to ensure meaningful ongoing alignment with shareholders interests, although comparator groups are used when considering specific components of compensation.

Actual total compensation can vary from target compensation based on the individual’s performance and the Company’s financial and stock price performance. In accordance with SEC proxy disclosure rules, the Summary Compensation Table shows the grant date fair value of long-term incentive (LTI) grants, which is often very different from the actual realized and realizable/current values (if any amount is even earned) of such awards. The Committee reviews annually officer pay tally sheets detailing the past several years of actual and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential change-in-control severance amounts.

In connection with its executive compensation determinations, the Company reviews third-party market survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant, currently Willis Towers Watson. Given the range of its businesses, for setting market-based pay levels the Company reviewed market data provided from surveys of comparably-sized general industrial companies; a specific peer group was not typically used, although comparator groups were used when considering specific components of compensation. Survey data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competitiveness of all elements of compensation.

The Majority of Target Compensation is Typically Performance-Based

Consistent with Company’s pay philosophy, the majority of the named executive officers’ target total direct compensation (i.e., sum of base salary, target STIP and LTI grant date values) is typically only earned if specific financial goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. Specifically, in 2015, performance-based incentive award opportunities represented, on average, 76% of the named executive officers’ target total direct compensation and reflect the use of time-vesting restricted stock units and retention-related restricted shares due to the anticipated Separation.

Incentive award opportunities have typically been provided through a combination of annual and long-term incentive opportunities, covering multiple financial and stock price performance measures. Incentive performance goals are set to directly align to our business strategy and long-term shareholder value creation, with target goals typically set at levels higher than the last year’s actual results.

STIP Award Payouts Vary Commensurate With Company Performance

We have a history of STIP payouts being commensurate with the Company’s performance, as demonstrated over the last five years. Specifically, payouts for Corporate performance ranged from 0% to 131.5% of target (an average of 69.8% of target).

Long-Term Incentive Awards are Typically Tied to Company Performance

Long-term incentive awards have been intended to align the interests of executives with those of the Company shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards have facilitated the attraction, retention and motivation of executives and key employees.

From 2011 to 2014, all of the long-term award opportunity for senior executives of the Company had been “at-risk” — requiring achievement of specific multi-year financial goals or stock price appreciation. However, as described above, in 2015 due to the anticipated Separation, performance shares were replaced by restricted stock units (weighted 50%) and stock options constituted the other 50% of the award. The 2015 grant mix (other than the separate retention related award described below) was delivered as follows:

2015 Award Type (Weighting)	Performance Measure	Performance/Vesting Period
Stock Options (50%)	Stock price appreciation (only have value if price increases)	Four-year graded vesting; expire ten years after grant

Restricted Stock Units (50%)	Stock price appreciation	Vest 100% on the third anniversary of the grant date

In addition, in April 2015, the Company made special equity-based retention awards to certain key employees, including Messrs. Tellock, Laurino and Musial, to provide additional incentives for the employees to continue in employment and contribute toward the successful completion of the contemplated Separation. These retention awards are described in greater detail below.

CEO Pay Is Aligned with Company Performance

Mr. Tellock’s 2015 target total direct compensation opportunity was set to approximate market median levels, with a significant amount tied to stock price appreciation. In 2015, Mr. Tellock received a grant of restricted stock units (weighted 50%) and stock options (weighted 50%). Furthermore, as already noted, in 2015 the Mr. Tellock, received an equity-based retention award. To the extent that Mr. Tellock’s pay opportunity includes performance-based pay, realizable pay and actual realized compensation, as discussed below, vary commensurate with the Company’s performance.

For 2015, the Compensation Committee again reviewed the relationship between our CEO’s “realizable pay,” which reflects actual cash compensation and the current value of recent equity grants, and the Company’s TSR performance from 2011 through 2013 (three years). At the time of the analysis, this was the most recent three-year period that both pay and performance data were available for 11 companies of comparable size in similar businesses. Key aspects of this analysis are summarized below:

•

Realizable pay for our CEO and the CEOs at the examined companies is defined as (i) base salary; (ii) actual STIP award earned; (iii) the aggregate current value of restricted stock/unit grants made during the period; (iv) the aggregate in-the-money value of stock options granted during the period; and (v) the actual payouts of performance-based equity and cash awards with performance periods beginning and ending during the three-year period, and the current value of the target number of unvested performance-based equity and cash awards granted during the three-year performance period.

•

The 11 companies used in this analysis, which are a subset of our “Relative TSR” comparator group and have revenues comparable to the Company, were the following: Actuant Corporation, Briggs & Stratton Corp., Dover Corp., Harsco Corporation, Kennametal Inc., Lincoln Electric Holdings Inc., Oshkosh Corporation, Pentair plc, SPX Corporation, Terex Corp. and The Timken Company.

•

The realizable value of equity-based awards was determined using each company’s closing stock price on December 31, 2014. As such, this approach is different than analyzing target compensation or the fair value of equity awards at their grant date, which is reported in the Summary Compensation Table.

Mr. Tellock’s total actual realized compensation (the sum of salary, annual incentive payouts, vesting of stock awards and option exercises) varies based on our financial results and multi-year stock price performance and timing of equity awards being earned/options exercised, as shown in the table below:

Year	CEO’s Total Direct Compensation from SCT(1) (in millions)	CEO’s Actual Realized Compensation(2) (in millions)	Company’s 1-Year TSR
2015	$4.8	$2.9	-21.4%
2014	$5.1	$13.9	-5.2%
2013	$5.2	$6.2	49.3%

(1)

As reported in the Summary Compensation Table, equal to the “Total Compensation” minus pay elements that are not salary or incentive awards/payouts (“Change in Pension Value & Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns).

(2)	Equal to the CEO’s actual base salary, annual incentive award (STIP Payout), and long-term incentive values realized (stock vesting and option exercises) during the year.

Compensation of Interim CEO

In connection with Mr. Krueger’s service as President and Chief Executive Officer of the Company on an interim basis beginning in October 2015, he received base salary at an annual rate of $900,000. He also received an award of restricted stock units, which vest on the six-month anniversary of the grant date, valued at $900,005. The Compensation Committee determined these amounts by market values, duration of assignment and time and energy expended. Given that Mr. Krueger was serving on an interim basis, he was not eligible for a STIP award or other benefits other than health-related benefits. While he served as interim President and Chief Executive Officer, Mr. Krueger did not receive any additional compensation for serving as a director. Additionally, Mr. Krueger received non-employee director fees and awards prior to becoming interim President and Chief Executive Officer, as well as earning $240,000 as the Board’s liaison on Separation matters from May 2015 until October 28, 2015.

Compensation Elements

We believe the executive compensation program described in more detail below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his/her current job	Not at risk; eligible for annual performance-based merit increases and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals aligned to the key strategic objectives for the year	Performance-based (variable) cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives(1)	Motivate and reward the achievement of specific financial goals: relative TSR performance and stock price appreciation over time for the fiscal 2014 award(1); and relative TSR, return on invested capital and stock appreciation over time for the post Separation Company award in 2016.	All of the award opportunity is performance-based with the amount realized, if any, by the executive dependent upon multi-year financial results and stock price performance
Retirement Benefits	Encourage long service with the Company by providing retirement plan contributions that can grow in value over an executive’s career	Both fixed and variable aspects; contributions drive growth of funds and future payments
Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives (perquisites are limited)	Generally fixed; actual cost is based on participation and usage
Change in Control (“CIC”) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

(1)	In 2015, as noted above, performance shares were replaced by restricted stock units due to the anticipated Separation.

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may also receive base salary and incentive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages, and make additional incentive grants. Additional detail regarding each pay element is presented below. Other than the Change in Control Severance Arrangements (Contingent Employment Agreements) described below and the Employment Arrangement with Mr. Etchart summarized below, the Company does not have employment agreements with any of the named executive officers. As part of the recruitment of Mr. Muehlhaeuser in 2015, the Company entered into an employment agreement with him specifying certain terms and conditions of employment prior to and after the Separation. In connection with the Separation, this employment agreement was assigned to, and assumed by, MFS.

Base Salaries.    Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. For fiscal 2015, in view of the salary freeze that was in effect in 2014, the Compensation Committee determined that very modest base salary increases were warranted. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries for the named executive officers, on average, continued to approximate the median of base salaries of comparable positions, considering an individual’s experience, performance and other factors.

Incentive Plans.    The Company provides annual and long-term incentive award opportunities to motivate the achievement of the business strategy by specifying key metrics of success. In order to strongly drive results and align performance and payouts, the incentive plans each:

•	Include multiple performance measures;

•	Have target performance goals set based on forecasts/budget, business conditions, prior year’s performance, probability of achievement and other factors;

•	Vary payouts commensurate with performance results (with potential payouts capped at 200% of the target award opportunity for goal-based plans); and

•	Cover different time periods (annual incentive plan covers one year and long-term incentives typically cover three years (or more for stock options) with an ongoing stock ownership requirement).

In order to best drive success, we believe a combination of performance measures should be used to ensure management is motivated and rewarded for earnings growth, cash flow generation, efficient use of capital and total shareholder returns. As such, the annual incentive plan and performance share component of the long-term incentive plan each use two or more performance metrics (that are not duplicated between the plans), which may change from year-to-year to reflect the critical areas of focus for the respective performance period. The Committee believes that, collectively, the performance metrics used will best drive long-term shareholder value and align management rewards to the Company’s business strategy.

Short-Term Incentives.    Annual incentive awards are made under the 2013 Omnibus Incentive Plan and annual incentive awards are referred to in this Proxy Statement as made under a Short-Term Incentive Plan (“STIP”). The annual or short-term incentives reward eligible participants for maximizing shareholder value.

The 2015 STIP award was based 35% on operating earnings, 35% free cash flow, and 30% on return on invested capital as compared to the 2014 STIP award which was based 40% on operating earnings, 40% cash from operations, and 20% on sales.

For all of the named executive officers, other than Mr. Muehlhaeuser, the 2015 STIP awards were based 100% on overall Company performance. For executive officers who were business segment presidents, 50% of their award was based on business segment performance and 50% on overall Company performance.

The 2015 target annual incentive award percentages assigned to the Company’s named executive officers ranged from 65% to 110% of base salary, based on the position’s responsibilities and business impact. Awards earned under the STIP can range from 0% to 200% of an individual’s target award opportunity based on actual results versus the target performance goals for the year, the Compensation Committee may exercise discretion to reduce the incentive award otherwise earned by a participant in any year based on individual or other performance factors determined by the Committee. Earned awards, if any, are fully paid out after the end of the year.

In connection with the recruitment of Mr. Muehlhaeuser to serve as President and Chief Executive Officer of MFS after the Separation, the Company agreed that Mr. Muehlhaeuser would participate in the STIP with a target annual incentive award of 100% of his base salary. The 2015 award was to be pro-rated based on Mr. Muehlhaeuser’s date of hire, which was August 3, 2015. The 2015 award opportunity was based on the same performance goals described above for the other named executive officers, and weighted 50% on overall Company performance and 50% on MFS performance.

The Company’s actual 2015 performance was below the threshold performance level for all Company and segment measures, resulting in a no payout for any participants. Presented below are the specific threshold, target, and maximum performance levels for the 2015 STIP Company segment metrics, as well as 2015 actual results (dollars in millions):

Measure (Weighting)	Threshold	Target	Maximum	2015 Actual	Resulting Award as % of Target(4)
Operating Earnings (35%)(1)	$361	$421	$480	$245.6	0.0%
Free Cash Flow (35%)(2)	$260	$307	$353	$30.0	0.0%
Return on Invested Capital (30%)(3)	5.4%	6.3%	7.2%	3.4%	0.0%
Total Payout as a Percent of Target					0.0%

(1)	“Operating Earnings” equals earnings before interest, taxes and amortization, minus corporate expenses.

(2)	“Free Cash Flow” equals operating cash flow less capital expenditures.

(3)	“Return on Invested Capital” equal net operating profit after taxes divided by average invested capital.

(4)	Straight-line interpolation is used for calculating the payout between the specific performance levels.

The actual incentive award payouts for the named executive officers are presented in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2015 annual incentive awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

Use of Discretion.    The Compensation Committee did not use discretion to pay awards under the STIP that would not have otherwise been earned. The STIP allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses as well as research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments in accordance with the STIP. With respect to the officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

Long-Term Incentives.    Beginning with the 2014 awards, long-term incentive award grants are made under the 2013 Omnibus Incentive Plan, which was approved by shareholders at the 2013 Annual Meeting and replaced the Company’s 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”). Prior to 2014, long-term incentive awards were granted under the 2003 Stock Plan.

Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

From 2011 to 2014, all of the senior executives’ long-term award opportunity has been “at-risk” —requiring achievement of specific multi-year financial goals or stock price appreciation; the executive officers have not received time-based restricted stock grants since 2010. In 2015, as described above, for the regular long-term incentive award the senior executives were granted time-based restricted stock units that vest 100% on the third anniversary of the grant date. In addition, in April 2015, the Company made equity-based retention awards to certain key employees, including Messrs. Tellock, Laurino and Musial, to provide additional incentives for the employees to continue in employment and contribute toward the successful completion of the contemplated Separation, and granted an award of stock options to Mr. Muehlhaeuser in August 2015 in connection with his recruitment to serve as President and Chief Executive Officer of MFS after the Separation.

Stock Options.    Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price. Stock options granted to the named executive officers and other eligible employees during fiscal 2015 have the following terms:

•	Exercise price is the closing trading price on the grant date;

•	Vest annually in 25% increments beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary; and

•	Expire 10 years after the grant date.

Restricted Stock Units.    In 2015, the Company granted the named executive officers (other than Mr. Muehlhaeuser) time-based restricted stock units that vest 100% on the third anniversary of the grant date. The Compensation Committee decided to grant these units rather than performance shares in 2015 due to the anticipated Separation.

Performance Shares.    Performance share award opportunities are provided to executives to directly align the shares earned, if any, to the achievement of specific multi-year goals. The goals and the performance period are established by the Compensation Committee at the time of the award grant.

2014 Performance Share Grant.    The 2014 performance share grant can be earned based on performance over the three-year performance period from January 1, 2014 through December 31, 2016 on the following two equally-weighted measures:

•	3-year cumulative EVA®. EVA is a metric developed by Stern Stewart & Co. that measures the economic profit generated by a business and is equal to the difference between the following:

•

Net operating profit after tax (for certain participants who are likely to directly affect improvements in the Company’s tax rate) or net operating profit before tax (for participants who are not likely to directly affect improvements in the Company’s tax rate), defined as operating earnings adjusted to eliminate the impact of, among other items, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs; and

•	A capital charge, defined as capital employed multiplied by the weighted average cost of capital.

•

3-year Relative TSR, which assesses our Total Shareholder Return (“TSR”) — equal to stock price appreciation plus the reinvestment of dividends, provided to shareholders relative to a comparator group of 20 direct peers and industrial companies (listed below). Since the comparator group is used for performance, not pay levels, there are some TSR peers that are significantly smaller and larger than the Company. TSR is calculated using the 20-trading-day average closing price at the start and end of the three-year performance cycle. Awards cannot exceed target if the Company’s TSR is negative, as assessed at the end of the three-year performance cycle.

The following is the comparator group of direct peers and industrial companies used for determining Relative TSR performance for the 2014 and 2013 performance share grants:

Actuant Corporation Astec Industries, Inc. Briggs & Stratton Corp. Caterpillar Inc. Cummins Inc. Dover Corp. Graco Inc.	Harsco Corporation (2013 grant only) Illinois Tool Works Inc. Ingersoll-Rand plc. Joy Global Inc. (2014 grant only) Kennametal Inc. Lincoln Electric Holdings Inc. Middleby Corp.	Oshkosh Corporation Pentair plc. SPX Corporation Standex International Corp. Terex Corp. Timken Co.

Consistent with the Company’s pay-performance philosophy and current market practices, with pay approximating median levels for median performance, the target award opportunity for the Relative TSR portion of the performance shares is earned for Relative TSR performance at the median. The payout schedule for the Relative TSR portion of the performance share grants is as follows:

Performance Level	Manitowoc’s Relative TSR Performance	Award Payout (as a % of Target)
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	25%

2013 Performance Share Grant.    The 2013 performance share grant was based on performance on two equally-weighted measures (Debt Reduction and Relative TSR) over the three-year performance period from January 1, 2013 through December 31, 2015. Debt reduction was reflected in the decrease in the balance of outstanding loans and other debt over the performance period and directly reflects our ability to generate cash flow that can be used to reduce our outstanding debt. Relative TSR is defined above. For the 2013 to 2015 performance period, incentive was earned at 78.6% of the target award, based on Relative TSR (50% weighting) for that period at the 46.2 percentile and debt reduction (50% weighting) for that period of $395 million (which was between the threshold and target).

Retention Awards.    In April 2015, the Company also made equity-based retention awards to certain key employees, including Messrs. Tellock, Laurino and Musial, to provide additional incentive for the employees to continue in employment and contribute toward the successful completion of the contemplated Separation. For more regarding these awards, see “2015 Executive Summary – Retention Awards in 2015” above.

Grant Guideline Development.    The Compensation Committee sets award guidelines for each officer (other than Mr. Muehlhaeuser, who did not become an executive officer until August 3, 2015) and job classification level based upon survey market median levels and the Company’s recent average stock price. Mr. Muehlhaeuser’s 2015 award was determined based on market data and arm’s length negotiations in connection with Mr. Muehlhaeuser’s recruitment to serve as President and Chief Executive Officer of MFS after the Separation. The approximate 20-trading-day average closing price ending on the date of the February Compensation Committee meeting is used for determining the grant levels. The actual grant price and accounting expense were determined at the date of grant. The accounting fair value of performance shares based on Relative TSR was determined using a Monte Carlo Simulation in accordance with FASB ASC Topic 718, which resulted in an accounting fair value that was higher than the stock price at grant. As result of the accounting valuations, the weighting, based on the fair value at grant, is higher for performance shares than the guideline value-weighting of 60%.

The grant date fair value of the 2015 equity is presented in the Grants of Plan-Based Awards table. The ultimate value, if any, that will be realized, is not determinable at the date of grant.

Retirement Benefits.    In order to facilitate the long service of highly-qualified executives, the Company provides retirement benefits.

Supplemental Executive Retirement Plan (SERP).    Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”). An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. During 2015, of the named executive officers, only Messrs. Tellock, Laurino, and Musial were participants in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump-sum or over a period not to exceed ten years. For any executive who became a participant after 2008, and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25. The actuarial change from 2014 in the named executive officers’ SERP benefits is presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

401(k) Retirement Plan.    Active, regular, full-time, non-union, U.S.-based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company match. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of from 0% to 4% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on an EVA® formula, subject to a cap, and are reviewed and approved by the retirement committee. The value of Company annual matching contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan under the Savings Plan feature is presented in the Summary Compensation Table.

Eric Etchart Employment Arrangement.    In addition to the pay elements described above for the named executive officers, until Mr. Etchart’s retirement on January 23, 2016, he was an employee of Manitowoc France SAS and had an employment agreement with that company. As an officer of the Company, Mr. Etchart was on assignment from Manitowoc France SAS, the terms of which were set forth in an assignment letter. Under the terms of Mr. Etchart’s assignment, he was entitled to a base salary and participated in the Company’s short-term and long-term incentive plans.

Furthermore, during his assignment as an officer of the Company, when feasible, he continued to receive pension, healthcare, retirement and short- and long-term disability benefits under benefit plans sponsored in his home country of France. Additionally, while on an expatriate assignment Mr. Etchart was entitled to a tax equalization gross-up for any amount of tax to which he was subject above the amount of tax that he would otherwise be subject to as a resident of France. Under the terms of Mr. Etchart’s employment agreement with Manitowoc France SAS, Mr. Etchart was entitled to the benefits of a category III C classification under the collective bargaining agreement Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie, which benefits include certain severance benefits as described in the Executive Compensation — Eric P. Etchart Severance Benefits below. Additionally, his employment agreement with Manitowoc France SAS provided in general that (a) all inventions he developed during his employment belonged to the Company; (b) all tools and equipment provided him for use in his employment belonged to the Company and were only used in connection with his employment; (c) he worked exclusively for the Company and kept Company information confidential and maintain himself free of any conflict of interest; (d) he agreed not to compete with the Company for a period of up to two years following the termination of his employment in consideration for the payment by the Company to him of an amount equal to one-half his monthly base salary for each month during the non-compete period. As an executive officer of the Company, Mr. Etchart was also provided with other benefits customarily provided to executive officers of the Company, including reimbursement of relocation expenses pursuant to Company policy and the compensation and employment arrangements described in this Compensation Discussion and Analysis section and in the Executive Compensation section of this Proxy Statement.

Glen Tellock Severance Agreement.    On January 4, 2016, the Company entered into a severance agreement and release (the “Severance Agreement”) with Mr. Tellock. Pursuant to the Severance Agreement, Mr. Tellock is being paid $1,999,550, which is equal to two times his base salary at the time of his resignation, in biweekly payments over a two-year period (the “Severance Pay Period”); this amount will be reduced by compensation Mr. Tellock receives from a new employer, if any, during the Severance Pay Period. Mr. Tellock is not entitled to any further payments under the Company’s Short-Term Incentive Plan. Vested stock options remain exercisable according to the terms of the applicable plan. The vesting of (i) stock options granted to Mr. Tellock on February 28, 2012, February 26, 2013, and February 14, 2014, (ii) restricted stock granted on April 8, 2015, and

(iii) performance shares for the 2013 to 2015 period was accelerated. All other equity awards that had yet to vest were forfeited. For addition information regarding the Severance Agreement, see “Executive Compensation —Severance Agreement with Glen E. Tellock.”

Hubertus Muehlhaeuser Employment Agreement.    As part of the recruitment of Mr. Muehlhaeuser in August 2015, the Company entered into an employment agreement specifying certain terms and conditions of employment prior to and after the Separation. Under the terms of his employment agreement, Mr. Muehlhaeuser is entitled to an annual base salary of $800,000 and received a signing bonus of $200,000 upon the completion of 90 days of continuous service to the Company. Prior to the Separation, he was eligible to participate in the Company’s 2013 Omnibus Incentive Plan and had a target annual incentive award under that Plan of 100% of his base salary (any award earned based on fiscal 2015 performance was to be pro-rated based on Mr. Muehlhaeuser’s date of hire). He received an initial grant of non-qualified stock options under the Plan with a fair market value of $1,000,000 upon the commencement of his employment with the Company. The stock options will vest in four equal annual installments on the anniversary of the grant date; however, if Mr. Muehlhaeuser is terminated for any reason other than for cause (as defined in his employment agreement), no less than one half of the stock options will immediately vest. Mr. Muehlhaeuser will also be eligible for future long-term incentive awards under the Plan; pursuant to his employment agreement, his long-term incentive award grant target is $2,000,000 per year.

Subject to the termination provisions in his employment agreement, Mr. Muehlhaeuser’s employment was to continue until the later of: (a) one year from the effective date of the Separation; or (b) December 31, 2016. Upon the occurrence of the Separation, the employment agreement provided that Mr. Muehlhaeuser would be the President and Chief Executive Officer of MFS. MFS assumed the employment agreement in connection with the Separation. Upon completion of the term, Mr. Muehlhaeuser may continue to be employed by MFS.

Under his employment agreement, Mr. Muehlhaeuser was eligible for relocation services consistent with the Company’s policy, and he was to be eligible to participate in the Company’s 401(k) Retirement Plan upon obtaining valid immigration and work authorization status in the United States and in its Deferred Compensation Plan. Mr. Muehlhaeuser also became eligible to receive health, dental and life insurance under the Company’s plans beginning on the first day of the month following his completion of 30 days of continuous service. He was also entitled to receive other benefits customarily offered to the Company’s executive officers, including a car allowance and reimbursement of tax preparation fees.

Mr. Muehlhaeuser’s employment agreement provided certain severance protections that are described below under “Post-Employment Compensation.” Mr. Muehlhaeuser also signed an agreement related to the protection of confidential information and intellectual property, as well as the non-solicitation of employees and the non-solicitation of customers.

Perquisites/Other Benefits.    In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites and supplemental benefits to executives. In 2015, the Company provided the following: supplemental long-term disability insurance, tax preparation, car allowance, spouse/guest travel, club membership and limited personal use of aircraft. The value of perquisites and supplemental benefits, in total and itemized, provided in 2015 are presented in the Summary Compensation Table and the All Other Compensation Table.

Change in Control Severance Arrangements.    In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (Contingent Employment Agreements) with the named executive officers and certain other key executives (including the named executive officers), which provide for the executives’ continued employment (for a three-year period for the CEO and Mr. Muehlhaeuser and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period (as such, the agreements have a “double trigger”). For named executive officers other than the CEO, the severance amount is two years (three years for the CEO and Mr. Muehlhaeuser) and for all named executive officers there is no excise tax gross-up. Following the Separation, Mr. Muehlhaeuser’s Contingent Employment Agreement was replaced by a similar agreement with MFS. Further detail regarding these agreements is presented in the Post-Employment Compensation section.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for executive officers. The guidelines provide that within 5 years after the date that the executive officer became an officer (or CEO), the executive officer should hold an amount of stock with a value at least equal to the following:

•	CEO: 5x’s base salary

•	Other Executive Officers: 3x’s base salary

The value of the executive’s stock holdings in the Company was reduced as a result of the Separation. As a result, the Compensation Committee has revised the stock ownership guidelines so that and executive officers will need to meet the applicable stock ownership value within the greater of (a) the remaining time left under the executive’s original 5-year time limit (5 years from the executive’s start date), or (b) 3 years from the effective date of the Separation.

Stock ownership includes shares owned outright, restricted stock (including restricted stock units), and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amounts can be met by vested, in-the-money stock options held by the executive. As of December 31, 2015, each of the named executive officers was in compliance.

If an executive does not meet his/her ownership requirement on the applicable measurement date, the executive must retain all net shares from the exercise of stock options and the vesting of restricted shares and performance shares until compliance is achieved.

Other Pay Elements

Deferred Compensation.    In order to further help in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP.

Credits to deferred compensation accounts for key employees may also include a contribution by the Company. This contribution equals the amount of compensation deferred by the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the rate of variable retirement plan contributions that the participant received from the Company for the year under the 401(k) Retirement Plan plus 1%. If the Company does not make a contribution to the 401(k) Retirement Plan, there will not be any Company contribution to the key employees under the Deferred Compensation Plan.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only common stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions to the Deferred Compensation Plan on behalf of the named executive officers is presented in the Summary Compensation Table. Detailed information about the Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation Table.

Severance Pay Plan.    The Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not generally have a formal severance plan for other forms of employment termination, except for the agreements with Mr. Tellock and Mr. Muehlhaeuser and the severance benefits that Mr. Etchart was entitled to as an employee of a French company pursuant to the French collective bargaining agreement, as described in the Executive Compensation section of this Proxy Statement.

Other Executive Compensation Policies

Stock Awards Granting Policy.    In 2015, based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees. In 2015, stock awards to executive officers and other key employees consisted of stock options, restricted stock units and/or restricted stock. In 2015, restricted stock units replaced performance shares due to the anticipated Separation. Stock awards are generally granted in February. Stock awards are also used to attract executives and key employees, and, as such, stock awards are at times made to executives and key employees at the time they become executives or key employees of the Company. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. Additionally, as previously noted, in April 2015 the Company made special equity-based retention awards (restricted stock) to certain key employees, to provide additional incentives for the employees to continue in employment and contribute toward the successful completion of the contemplated Separation. In all cases, the exercise price of stock options is the closing trading price on the grant date. As described above, in connection with Mr. Muehlhaeuser’s recruitment to serve as President and Chief Executive Officer of MFS after the Separation, the Company granted him an initial award of non-qualified stock options under the Company’s 2013 Omnibus Incentive Plan with a fair market value of $1,000,000 upon the commencement of his employment with the Company.

Securities Trading Policy.    The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. The policy also prohibits employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Pay Clawbacks.    In addition to any right of recoupment against our CEO or CFO pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, we intend to recoup executive officer compensation, or a portion thereof, to the extent required under rules to be adopted by the SEC and New York Stock Exchange pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. We will implement a policy that complies with such rules.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation for the CEO and certain “covered officers” is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 2003 Incentive Stock and Awards Plan and the 2013 Omnibus Incentive Plan are intended to qualify for the performance-based compensation exception under Section 162(m); however, the restricted stock units and retention-related restricted shares that were granted in 2015 in view of the anticipated Separation do not so qualify.

It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

Approval of Compensation Discussion and Analysis.    Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2015 (included in this Proxy Statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and included in the Company’s Proxy Statement for filing with the SEC.

Use of Compensation Consultants.    The Compensation Committee engaged Willis Towers Watson (formerly known as Towers Watson), an executive consulting firm, to provide advice on compensation trends and market information to assist the Compensation Committee in fulfilling its duties, including the following responsibilities: review executive compensation and advise of changes to be considered to improve effectiveness consistent with our compensation philosophy; provide market data and recommendations on CEO and executive compensation; review materials for Committee meetings and attend Committee meetings; and, advise the Committee on best practices for governance of executive compensation as well as areas of possible concern or risk in the Company’s programs.

Willis Towers Watson was directly engaged by and is accountable to the Compensation Committee, and has not been engaged by management for other services, except as discussed below. During fiscal 2015, Willis Towers Watson was paid $308,588 for executive compensation advice, director compensation advice and other services to the Compensation Committee. During fiscal 2015, Willis Towers Watson was also paid $17,647 for other human resource services to the Company; Willis Towers Watson was also paid $106,492 for services related with the Separation; and Willis Towers Watson was retained by management for these services.

In fiscal 2014, the Compensation Committee selected Towers Watson to serve as its independent compensation consultant after assessing the firm’s independence, taking into consideration the following factors, among others:

•

The Committee’s oversight of the relationship between the Company and Willis Towers Watson mitigates the possibility that management could misuse other engagements to influence Willis Towers Watson’s compensation work for the Committee.

•

Willis Towers Watson has adopted internal safeguards to ensure that its executive compensation advice is independent and has provided the Committee with a written assessment of the independence of its advisory work to the Committee for fiscal 2015.

•	The Committee retains ultimate decision-making authority for all executive pay matters, and understands Willis Towers Watson’s role is simply that of advisor.

•	The absence of any significant business or personal relationship between Willis Towers Watson and any of our executives or members of the Committee.

Based on this assessment, the Compensation Committee has concluded that the engagement of Willis Towers Watson does not raise any conflict of interest.

Risk Assessment of Compensation Practices.    During 2013, Pay Governance LLC, the Compensation Committee’s former independent compensation consultant, worked with the Company to complete a comprehensive risk assessment of the executive compensation program, including an evaluation of the governance, philosophy, program structure and mix, and plan design.

In 2014, the findings of the 2013 risk assessment were reviewed by the Compensation Committee and Willis Towers Watson. The 2014 review considered both changes in the Company’s incentive plans since the time of the 2013 review, as well as changes in the external environment for executive compensation plans. The 2014 review found that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment included various business leaders, including the heads of finance, legal and human resources. The detailed findings, which were reviewed and discussed with the Committee, found that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was reached based on the Company’s governance practices and program design features as detailed in the Compensation Discussion and Analysis. In particular, we note the following:

•	The Board and the Compensation Committee oversee and govern all elements of executive compensation ensuring risk is appropriately incorporated into the philosophy and program structure.

•

Incentive compensation plans have been designed consistent with the Company’s business strategy and objectives, as well as market practices, and include limits on the maximum potential payouts for goal-based plans, various performance measures, assessment periods and ongoing stock ownership requirements.

•	Performance metrics reflect risk and use of capital, quality and sustainability of results and employee line of sight over annual and long-term time horizons.

•	Compensation plan governance processes clearly define oversight roles to assure that compensation plans are aligned with business goals and risk tolerances.

Compensation Committee

Donald M. Condon, Jr., Chair

Robert G. Bohn

Anne M. Cooney

John C. Pfeifer

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by the named executive officers during the fiscal year ending December 31, 2015. Mr. Tellock served as the Company’s Chairman, President and Chief Executive Officer until October 2015, when Mr. Krueger was named Chairman, and Interim President and Chief Executive Officer. In addition, Eric P. Etchart retired from his positions in January 2016, and upon the effectiveness of the Separation, Mr. Muehlhaeuser left the Company to become an executive officer of MFS.

•	Actual payouts are presented in the Salary (before deferrals) and Non-Equity Incentive Plan Compensation (STIP payouts) columns.

•	The named executive officers did receive base salary increases in fiscal 2014, while base salary increases for fiscal 2015 were modest.

•

The grant date fair value of equity-based grants is shown in the Stock Awards and Options Awards columns. None of this amount was realized during 2015; instead the actual value realized, if any, will be commensurate with our financial and stock price performance over the next several years.

•

In 2015, as explained elsewhere in this Proxy Statement, in anticipation of the Separation, Stock Awards were made in the form of time-vested restricted stock units as an annual grant as well as a special retention-related restricted share grant. The amounts reported for Stock Awards in 2014 and 2013 were delivered solely through performance shares, which are only earned if specific multi-year financial goals are achieved, and the value of shares earned, if any, is based on our stock price at the time of payment.

•

The actuarial change in the pension value from last year is presented in the Change in Pension Value column; the Company does not provide above-market earnings on nonqualified deferred compensation. The amount consists entirely of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (e.g., for 2015 this reflects the change from December 31, 2014 to December 31, 2015).

•	For additional context regarding Mr. Tellock’s incentive compensation, see the Compensation Discussion and Analysis and footnote 7 to the Summary Compensation Table below.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)(2)	Option Awards (1)(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Glen E. Tellock	2015	$857,499	$0	$1,934,944	$2,043,096	$0	$1,655,591	$135,718	$6,626,848	(7)
Former President & Chief	2014	$985,000	$0	$2,686,782	$1,433,245	$0	$764,528	$54,616	$5,924,171	(7)
Executive Officer	2013	$985,000	$0	$2,062,570	$1,147,500	$1,044,494	$1,192,988	$46,235	$6,478,787	(7)
Kenneth W. Krueger, Interim President & Chief Executive Officer	2015	$131,538	$0	$1,010,008	$0	$0	$0	$363,962	$1,505,508
Carl J. Laurino	2015	$463,855	$0	$505,106	$478,321	$0	$212,443	$24,093	$1,683,818
Senior Vice President &	2014	$457,000	$0	$631,961	$336,819	$0	$359,986	$13,646	$1,799,412
Chief Financial Officer	2013	$457,000	$0	$494,068	$274,500	$330,411	$282,596	$14,070	$1,852,645
Eric P. Etchart	2015	$460,000	$0	$438,180	$415,044	$0	$0	$ 727,210	$2,040,434
Senior Vice President,	2014	$460,000	$0	$736,360	$392,535	$0	$0	$1,667,090	$3,273,004
Business Development	2013	$460,000	$0	$565,265	$314,100	$328,440	$0	$1,684,747	$3,352,552
Thomas G. Musial	2015	$426,300	$0	$376,769	$356,734	$0	$561,778	$32,241	$1,753,822
Senior Vice President,	2014	$420,000	$0	$575,421	$306,684	$0	$515,393	$31,445	$1,848,943
Human Resources & Administration	2013	$420,000	$0	$418,555	$232,200	$263,172	$472,831	$40,831	$1,847,589
Hubertus M. Muehlhaeuser, President & Chief Executive Officer, Foodservice	2015	$184,615	$200,000	$0	$1,000,000	$0	$0	$134,962	$1,519,577

(1)

The amounts listed in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of such awards in accordance with Accounting Standards Codification Topic 718 (“ASC 718”).

(2)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The awards represented in this column are performance shares, restricted stock units and restricted shares. The value for the grants of performance shares is based on the target number of shares that could be earned if the performance goals are met. The actual number of shares issued at the end of the performance period may be more or less than the target award, depending upon the actual performance in comparison to the target performance goals. For the 2013 grant, the actual award performance was 78.6% of target. The performance period for the 2014 grant is not yet completed. For performance at “maximum,” each named executive officer may earn up to two times the target number of performance shares for the 2013 and 2014 grants. In fiscal 2015, performance shares were not granted because of the anticipated Separation. Instead, executive officers were granted restricted stock units and retention-related restricted stock. Mr. Etchart did not receive retention-related restricted stock. In addition, Mr. Krueger also received restricted stock units in accordance with the Company’s compensation program for non-employee directors prior to becoming Interim Chairman, President and Chief Executive Officer, and he also received a grant of restricted stock units upon being named to those positions; Mr. Krueger’s stock awards reflect $110,003 related to his award as a non-employee director and $900,005 related to his award upon becoming Interim President and Chief Executive Officer. See generally “Grants of Plan-Based Awards” table below.

(3)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The options expire ten years from the grant date. Options granted vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(4)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects the amount earned for performance during the year indicated but not paid until the next year.

(5)

Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (e.g., for 2015 this reflects the change from December 31, 2014 to December 31, 2015). The Company does not provide above-market earnings on non-qualified deferred compensation.

(6)	Consists of compensation included in the All Other Compensation Table, which follows this table.

(7)

Mr. Tellock’s actual base salary, annual incentive award (“STIP Payout”), and long-term incentive values realized during 2013, 2014 and 2015 are presented below. The actual values realized presented below for long-term incentives are different than amounts in the Summary Compensation Table above, which presents the grant date fair value of such awards.

Calendar Year	Base Salary	STIP Payout	Long-Term Incentive Values Realized		Total Actual Realized Compensation
			Option Exercises	Stock Vesting
2015	$857,499	$0	$ 279,829	$1,776,062	$2,913,390
2014	$985,000	$0	$7,035,066	$5,910,343	$13,930,409
2013	$985,000	$1,044,494	$0	$4,137,246	$6,166,740

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan(1)	Insurance Premiums	Tax Preparation Fee Reimbursement	Car Allowance	Other(2)		Total
Glen E. Tellock	2015	$10,600	$3,956	$0	$13,000	$108,162	(3)	$135,718
	2014	$10,400	$4,675	$4,678	$15,600	$19,263		$54,616
	2013	$10,200	$4,675	$7,202	$15,600	$8,558		$46,235
Kenneth W. Krueger	2015	$0	$0	$0	$0	$363,962		$363,962
	2014	$0	$0	$0	$0	$0		$0
	2013	$0	$0	$0	$0	$0		$0
Carl J. Laurino	2015	$4,407	$6,328	$878	$10,800	$1,680		$24,093
	2014	$0	$987	$803	$10,800	$1,056		$13,646
	2013	$0	$987	$1,297	$10,800	$986		$14,070
Eric P. Etchart	2015	$0	$0	$46,584	$10,800	$ 669,826		$ 727,210
	2014	$0	$0	$14,321	$10,800	$1,658,988		$1,667,090
	2013	$0	$0	$13,788	$10,800	$1,660,159		$1,684,747
Thomas G. Musial	2015	$10,600	$7,079	$3,736	$10,800	$26		$32,241
	2014	$10,400	$7,079	$3,166	$10,800	$0		$31,445
	2013	$10,200	$7,079	$11,514	$10,800	$1,238		$40,831
Hubertus M. Muehlhaeuser	2015	$7,385	$0	$0	$4,500	$123,077		$134,962

(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of between 0 - 4% of eligible compensation to another defined contribution account.

(2)

For 2015, includes (a) $1,658,988 of expatriate related fees (including tax gross-ups for Mr. Etchart and his family; (b) personal use of Company aircraft and officer’s family travel on commercial airlines — Mr. Tellock — $17,019; and (c), for Mr. Krueger reflects $120,000 of director’s fees and $240,000 related to his service as the Board’s separation liaison prior to becoming Interim Chairman, President and Chief executive Officer; (d) personal use of membership — Mr. Tellock — $9,618, Mr. Laurino — $875, Mr. Musial — $875, and Mr. Muehlhaeuser — $0; and (e) for Mr. Muehlhaeuser reflects an additional cash payment of $123,077.

For 2014, includes (a) $1,655,458 of expatriate related fees (including tax gross-ups) for Mr. Etchart and his family; (b) personal use of Company aircraft and officer’s family travel on commercial airlines — Mr. Tellock — $17,724, Mr. Laurino — $1,012, and Mr. Etchart — $3,530; and (c) personal use of membership — Mr. Tellock — $945. As noted in the Compensation Discussion and Analysis, while on an expatriate assignment Mr. Etchart is entitled to a tax equalization gross-up for any amount of tax to which he may be subject above the amount of tax that he would otherwise be required to pay as a resident of France. Mr. Etchart’s expatriate related fees in 2014 and 2013 are significantly greater than in 2012 due primarily to the tax equalization gross-up in connection with the exercise and vesting of a greater number of equity awards for Mr. Etchart in 2014 and 2013 than in 2012.

For 2013, includes (a) $1,657,307 of expatriate related fees (including tax gross-ups) for Mr. Etchart and his family; (b) personal use of Company aircraft and officer’s family travel on commercial airlines — Mr. Tellock — $7,161 and Mr. Etchart — $2,076; (c) personal use of membership — Mr. Tellock — $917, and Mr. Musial, Mr. Laurino, and Mr. Etchart — $772 each.

(3)	Mr. Tellock’s “Other” column for 2015 also includes $108,162 paid in connection with his severance.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the 2015 awards under the Company’s 2013 Omnibus Incentive Plan. Any STIP awards earned in 2015 will be paid in the first quarter of 2016. Other than the stock option awards and the performance share awards, which are disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2015.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)(2)
			Threshold ($)	Target ($)	Maximum ($)
Glen E. Tellock	STIP	03/01/2015	0	$1,099,753	$2,199,506
	Stock Options	02/17/2015					170,630	$21.80	$1,934,944
	Restricted Stock Units	02/17/2015				93,720			$2,043,096
	Restricted Shares	04/08/2015				93,788			$0
Kenneth W. Krueger	Restricted Stock Units	02/17/2015				5,046			$110,003
	Restricted Share Units	10/28/2015				60,403			$900,005
Carl J. Laurino	STIP	03/01/2015	0	$347,891	$695,783
	Stock Options	02/17/2015					42,180	$21.80	$478,321
	Restricted Stock Units	02/17/2015				23,170			$505,106
	Restricted Shares	04/08/2015				32,635			$0
Eric P. Etchart	STIP	03/01/2015	0	$345,000	$690,000
	Stock Options	02/17/2015					36,600	$21.80	$415,044
	Restricted Stock Units	02/17/2015				20,100			$438,180
Thomas G. Musial	STIP	03/01/2015	0	$298,410	$596,820
	Stock Options	02/17/2015					31,458	$21.80	$356,734
	Restricted Stock Units	02/17/2015				17,283			$376,769
	Restricted Shares	04/08/2015				29,993			$0
Hubertus M. Muehlhaeuser	STIP	08/06/2015	0	$800,000	$1,600,000
	Stock Options	08/06/2015					117,096	$16.79	$1,000,000

(1)

Reflects the grant date fair value of the awards granted in 2015 as computed under ASC 718. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(2)

Reflects the grant date fair value of the awards granted in 2015 as computed under ASC 718. The restricted stock units granted on February 17, 2015 to Messrs. Tellock, Laurino, Etchart, and Musial vest on the third anniversary of the grant date. The restricted stock units granted on February 17, 2015 to Mr. Krueger vest on the second anniversary of the grant date. The restrictions on the restricted shares awarded on April 8, 2015 lapse on the second anniversary of the Separation. The restricted stock units granted on October 28, 2015 to Mr. Krueger vest on the six-month anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the equity awards previously granted to the named executive officers that were outstanding at the end of 2015:

	Option Awards(1)				Stock Awards(2)(3)(4)(5)(6)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glen E. Tellock	37,400 27,000 63,400 92,575 408,000 286,900 205,294 127,500 48,322	0 0 0 0 0 0 0 0 0	$29.5150 $36.0400 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800 $18.1400 $29.0700	February 27, 2017 May 1, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023 February 14, 2024	93,788	(5)	$1,439,646	(7)
Kenneth W. Krueger	8,800 4,200 2,600	0 0 0	$26.1000 $29.5150 $39.1300	May 3, 2016 February 27, 2017 February 15, 2018	4,230 5,046 60,403	(4) (4) (5)	$64,930 $77,456 $927,186	(7) (7) (7)
Carl J. Laurino	47,200 27,600 18,400 75,300 80,000 63,600 34,020 15,250 5,678 0	0 0 0 0 0 0 11,340 15,250 17,034 42,180	$26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800 $18.1400 $29.0700 $21.8000	May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023 February 14, 2024 February 17, 2025	18,000 4,259 23,170 32,635	(2) (3) (5) (6)	$276,300 $65,368 $355,660 $500,947	(7) (7) (7) (7)
Eric P. Etchart	18,239 14,000 20,000 21,600 101,000 80,600 41,040 17,450 6,617 0	0 0 0 0 0 0 13,680 17,450 19,852 36,600	$18.7225 $29.5150 $36.0400 $39.1300 $11.3500 $19.7800 $16.2800 $18.1400 $29.0700 $21.8000	February 24, 2016 February 27, 2017 May 1, 2017 February 15, 2018 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023 February 14, 2024 February 17, 2025	20,514 4,962 20,100	(2) (3) (5)	$316,118 $76,166 $308,538	(7) (7) (7)
Thomas G. Musial	46,200 23,000 17,900 74,100 87,300 55,500 30,870 12,900 5,170 0	0 0 0 0 0 0 10,290 12,900 15,510 31,458	$26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800 $18.1400 $29.0700 $21.8000	May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022 February 26, 2023 February 14, 2024 February 17, 2025	15,249 3,878 17,283 29,993	(2) (3) (5) (6)	$234,072 $85,704 $27,369 $460,392	(7) (7) (7) (7)
Hubertus M. Muehlhaeuser	0	117,096	$16.7900	August 6, 2025	0		$0

(1)	Consists of incentive and non-qualified options to purchase Common Stock of the Company under the Company’s 2013 Omnibus Incentive Plan and 2003 Incentive Stock and Awards Plan.

(2)

Consists of the performance share awards granted in 2013 under the 2003 Incentive Stock and Awards Plan. The performance period concluded at the end of 2015; these were issued after performance was certified by the Compensation Committee in February 2016. Actual performance for the 2013 grant was at 78.6% of target and is reflected in the table for all officers other than Mr. Tellock. Pursuant to his severance agreement dated as of October 28, 2015, the 2013 performance share award for Mr. Tellock was accelerated and vested at 100% as of January 4, 2016, the date of execution by him of his severance agreement.

(3)

Consists of the performance share awards granted in 2014 under the 2013 Omnibus Incentive Plan. The performance period expires at the end of 2016. Current projected performance is below threshold; therefore, in projecting performance as of December 31, 2015, the number of shares appearing here is the number of shares that would be awarded assuming threshold performance (25%) is achieved.

(4)

Consists of restricted stock units granted in 2015 and 2014 under the 2013 Omnibus Incentive Plan, pursuant to the Company’s non-employee director compensation program. The restrictions generally lapse on the second anniversary of the grant date.

(5)

Consists of restricted stock units granted in 2015 under the 2013 Omnibus Incentive Plan. These restricted stock units vest on the third anniversary of the grant date. For Mr. Krueger, the restrictions lapse on the six-month anniversary of the grant date.

(6)	Consists of retention related restricted stock awards granted in 2015 under the 2013 Omnibus Incentive Plan. The restrictions lapse on the second anniversary of the Separation.

(7)

The market value is calculated based on the unvested award amount in the preceding column multiplied by the closing stock price on December 31, 2015 of $15.35. Consists of restricted stock units granted in 2015 and 2014 under the 2013 Omnibus Incentive Plan, pursuant to the Company’s non-employee director compensation program. The restrictions generally lapse on the second anniversary of the grant date.

For information regarding the vesting and forfeiture of awards granted to Mr. Tellock, see “Severance Agreement with Glen E. Tellock” below.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised and the restricted shares and performance shares vested during 2015. These awards were granted to the named executive officers prior to 2015; consequently, the value realized by the executives was actually earned over several years.

Name	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glen E. Tellock	24,144	$279,829	81,583	$1,776,062
Kenneth W. Krueger	9,600	$111,648	6,300	$139,419
Carl J. Laurino	62,800	$778,920	18,022	$392,671
Eric P. Etchart	0	$0	21,730	$463,936
Thomas G. Musial	0	$0	16,325	$355,396
Hubertus M. Muehlhaeuser	0	$0	0	$0

(1)

The dollar value realized by stock option exercises in 2015 represents the total pre-tax value realized by the named executive officers upon exercise. The realized amount represents the fair market value of the shares on the date exercised minus the exercise price. The amounts in the table exclude any stock options over which a named executive officer did not have a pecuniary interest.

(2)

The dollar value realized on vesting for stock awards represents the fair market value of the shares on the applicable vesting date. Certain of the stock awards held by Mr. Tellock vested early effective upon Mr. Tellock’s termination, October 28, 2015.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits

(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2015 (Messrs. Etchart, Krueger and Muehlhaeuser did not participate in this plan):

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Glen E. Tellock	SERP	15.58	$10,050,429	$0
Carl J. Laurino	SERP	9.00	$2,024,205	$0
Thomas G. Musial	SERP	15.58	$6,803,760	$0

(1)

Reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company and satisfies other criteria determined by the Compensation Committee. As of December 31, 2015, the named executive officers had the following actual years of service with the Company: Glen E. Tellock — 23.98 years, Carl J. Laurino — 15.99 years, and Thomas G. Musial — 38.42 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s projected base salary (including elective deferrals) and non-equity incentive plan compensation payable for each year for the five consecutive calendar year period when the participant receives or is projected to receive his or her highest average compensation prior to the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump-sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump-sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has at least five credited years of service with the Company and/or its subsidiaries and satisfies other criteria determined by the Compensation Committee. Additionally, for any executive who becomes a participant after 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2015 (Messrs. Etchart and Muehlhaeuser did not participate in this plan):

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings (loss) in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(2)
Glen E. Tellock	$42,875	$0	($69,304)	$0	$627,727
Kenneth W. Krueger	$0	$0	($138,824)	$0	$321,226
Carl J. Laurino	$23,193	$0	$1,018	$0	$681,513
Thomas G. Musial	$0	$0	($64,309)	$0	$1,609,524

(1)

Reflects elective deferrals of compensation earned or payable in 2015. These amounts were also included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Non-Qualified Deferred Compensation Table in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Tellock — $600,416; Mr. Laurino — $557,955; and Mr. Musial — $1,604,298. Mr. Krueger is a named executive officer for the first time in fiscal 2015 and, therefore, he has not been included in previous Non-Qualified Deferred Compensation Table.

Post-Employment Compensation

In 2013, the Company amended and reinstated its Contingent Employment Agreements (the “Contingent Employment Agreements”) with the named executive officers (and certain other key executives and employees of the Company and certain subsidiaries). Mr. Krueger did not receive a Contingent Employment Agreement upon being named Interim President and Chief Executive Officer. The amendments to the Contingent Employment Agreements eliminated single trigger cash severance provisions from any executive officer who previously had this provision (and replaced them with double trigger provisions), and eliminated the excise tax gross-ups from the CEO agreement (they had already been eliminated from the agreements of other named executive officers).

The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period of time (three years in the case of the CEO and Mr. Muehlhaeuser and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity are no less favorable than those that were available prior to a change in control. After a change in control, the executive’s compensation would be subject to upward adjustment at least annually based upon the executive’s contributions and the level of increases provided to other officers and employees. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period if the executive voluntarily retires from the Company or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause following a change in control, the executive is entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the applicable employment period. Upon a change in control, stock options fully vest, restrictions on restricted stock or similar securities lapse, and each holder of performance shares has the right to receive, in exchange for the performance shares, cash equal to a pro-rated amount of performance shares based on the amount of time that has lapsed during the performance period up to the change in control. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change in control.

If a named executive officer is terminated by the Company without cause within six months prior to a change in control and it is reasonably demonstrated by the employee that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control; or (ii) otherwise arose in connection with or in anticipation of a change in control, the employee will be entitled to the severance payment and benefits that he would have otherwise have received if he were terminated by the Company without cause following a change in control.

If any of the payments to a named executive officer would constitute an “excess parachute payment” under Sections 280G of the Internal Revenue Code and would result in the imposition on the executive of an excise tax under 4999 of the Internal Revenue Code (the “Excise Tax”), the executive is not entitled to any tax gross up amount; however, the executive would be entitled to receive the “best net” treatment. Under the “best net” treatment, if the after-tax amount (taking into account all federal, state and local excise, income and other taxes) that would be retained by the executive is less than the after-tax amount that would be retained by the executive if the executive were instead to be paid or provided (as the case may be) the maximum amount that the executive could receive without being subject to the Excise Tax (the “Reduced Amount”), then the executive shall be entitled to receive the Reduced Amount instead of the full amount that would have been subject to the Excise Tax.

The Contingent Employment Agreements also provide that if the executive is terminated (i) by the Company without cause prior to the end of the employment period; or (ii) by the Company within six months prior to a change in control in anticipation of a change in control as explained above, the executive will be prohibited from competing with the Company for (y) the lesser of two years or the unexpired term of the employment period or (z) two years in the case of a termination of the Company within six months prior to a change in control in anticipation of a change in control as described above.

In fiscal 2015, the Company adopted a new form of Contingent Employment Agreement for all new executive officers. This agreement provides that the officer’s target cash incentive bonus under all short-term and long-term cash bonus plans maintained by the Company in which the officer participates shall be used in the payout calculation instead of an average of the employee’s bonus payouts during the last three fiscal years prior to the termination. In addition, while the previous form of Contingent Employment Agreement provided for immediate vesting of equity-based awards solely upon a change of control, the new form of Contingent Employment Agreement provides that upon the officer’s termination of employment by the surviving entity without cause, or by the officer for good reason, in either case within 36 months following a change of control, all of the officer’s equity-based awards that are in effect as of the date of such termination will be vested in full or deemed earned in full (assuming the maximum performance goals provided under such award were met, if applicable) effective on the date of such termination (i.e., a “double trigger”); if employment continues, the original vesting schedule will continue to apply. To the extent that equity-based awards are not assumed by the purchaser, successor or surviving entity, or a more favorable outcome is not provided in the applicable plan or award agreement, upon a change of control: (i) stock options, stock-appreciation rights and time-based restricted stock (including restricted stock units) will vest and may be paid out in cash; (ii) performance-based awards will be pro-rated and paid out in cash assuming the greater of target or projected actual performance (based on the assumption that the applicable performance goals continue to be achieved at the same rate through the end of the performance period as they are at the time of the change of control); and (iii) each other type of equity-based award not mentioned above will be paid out in cash based on the value of the award as of the date of the change of control. As of December 31, 2015, no named executive officer had the new form of Contingent Employment Agreement. The Company anticipated replacing the Contingent Employment Agreement with the new form, subsequent to the Separation.

In addition to the Contingent Employment Agreements, the Company entered into an employment agreements with Mr. Muehlhaeuser that provided severance benefits upon certain types of termination of employment. MFS assumed Mr. Muehlaeuser’s employment agreement in connection with the Separation in March 2016. Under his agreement prior to its assumption by MFS, if Mr. Muehlhaeuser’s employment were terminated the Company without cause (as defined in the agreement) or if he terminated his employment with good reason (as defined in the agreement), subject to the execution of a release of any and all claims or potential claims against the Company, he would have been entitled to receive two years of base salary plus an amount equal to 200% of his target annual incentive compensation for the year of termination (regardless of whether the targeted performance was achieved or exceeded) (the “Muehlhaeuser Severance Payment”), paid over a two-year period (the “Muehlhaeuser Severance Period”). The Muehlhaeuser Severance Payment would have been subject to offset (but not below zero) by the amount of any base salary, short-term incentive compensation or cash compensation earned by Mr. Muehlhaeuser or to which he were entitled during the Muehlhaeuser Severance Period and which was actually paid to him: (1) from any subsequent employer following the termination of his employment with the Company, or (2) from the Company under any Contingent Employment Agreement. If Mr. Muehlhaeuser had been terminated for cause, payment of all compensation from the Company would immediately cease, except for any compensation accrued but unpaid through the date of termination.

The employment agreement defined “cause” generally as any conviction for, or entry of a plea of guilty or nolo contendere with respect to, any felony or any crime involving an act of moral turpitude; engaging in any act involving fraud or theft; neglect or breach of duties or intentional misconduct in discharging such duties; continued absence from duties without consent after receipt of notification, other than absence due to bona fide illness or disability; failure or refusal to comply with the directions of the chairman of the board or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require any action which is illegal or the omission of any action required by applicable law, regulations or licensing standards; conduct, actions, or performance that violates policies concerning ethics or employee conduct; or breach of the agreement.

The employment agreement defined “good reason” generally as a material diminution in position, authority or title, or the assignment of duties that are materially inconsistent with the executive’s position or title as described in the agreement; a material diminution in base salary or incentive/bonus opportunities except for across-the-board temporary salary reductions of twenty percent (20%) or less similarly affecting other employees; a change required by the Company’s Board of Directors of MFS’s principal offices of more than 50 miles from the location of MFS’s principal offices at the time of the Separation; a material breach of the agreement by us or our successors or assigns; a failure of a successor to assume the agreement; the failure to appoint the executive a director of MFS at its formation (or immediately following the commencement date under the agreement); or the failure of the executive to be elected and maintained as a director of MFS after the Separation.

If the executive had been unable to perform his duties due to his disability, he would continue to receive his standard compensation, reduced by any disability payment to which he may be entitled in lieu of such compensation, until the last day of the term of the employment agreement. At the expiration of the term provided for in the agreement, payment of all compensation to the executive under the employment agreement would immediately cease (except for any payment of compensation accrued but unpaid through that date, COBRA benefits and other benefits to which the executive may be entitled notwithstanding the termination of his employment). If the executive had died during the term, all payments and rights to compensation and benefits under the employment agreement would immediately cease, except for any compensation and benefits accrued but unpaid through the date of his death.

Estimated Payments upon a Change in Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2015. (Mr. Tellock was no longer employed by the Company at that time and thus he no longer had a Contingent Employment Agreement.) As noted above, Mr. Krueger did not have a Contingent Employment Agreement. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, if any, would depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

Name	Base Salary(1)	Annual Incentive- Based Compensation(2)	Stock Options(3)	Restricted Shares(4)	Performance Shares(5)	Benefits(6)	Excise Tax Gross Up(7)	Total
Kenneth W. Krueger	$0	$0	$0	$0	$0	$0	$0	$0
Carl J. Laurino	$927,710	$220,274	$0	$856,607	$174,315	$47,319	$0	$2,226,224
Eric P. Etchart	$920,000	$218,960	$0	$308,535	$203,111	$47,319	$0	$1,697,925
Thomas G. Musial	$852,600	$204,456	$0	$725,687	$158,719	$35,095	$0	$1,976,557
Hubertus M. Muehlhaeuser	$2,400,000	$2,400,000	$0	$0	$0	$70,979	$0	$4,870,979

(1)	Represents three times Mr. Muehlhaeuser’s and two times each of the other executive’s base salary on December 31, 2015.

(2)

Represents two times each of the executive’s average earned incentive compensation under the Company’s Short-Term Incentive Plan during the most recently completed three fiscal years (2013 through 2015) and three times Mr. Muehlhaeuser’s target incentive compensation.

(3)	Intrinsic value of unvested stock options based on the closing stock price on December 31, 2015, of $15.35.

(4)	Represents the value of restricted stock units and restricted shares based on the closing stock price on December 31, 2015 of $15.35.

(5)

Represents the value of unvested performance shares, prorated and based on performance at year-end, which for the 2013-2015 performance cycle is at 78.6%; and for the 2014-2016 performance cycle is projected below threshold and thus included at threshold (25%). These values are based on the closing price ($15.35) of the Company’s common stock on December 31, 2015.

(6)	Represents three times in the case of Mr. Muehlhaeuser, and two times in the case of each of the other executives, the value of the annual benefits provided to the executive.

(7)	The Company does not provide officers excise tax gross-ups.

As stated in the Compensation Discussion and Analysis, the Company also has a formal severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan or generally provide for benefits related to employment termination except in the event of a change in control as described above, and except for the severance benefits to which Mr. Tellock is entitled to pursuant to his severance agreement and to which Mr. Etchart is entitled as an employee of a French company pursuant to the French collective bargaining agreement, as described below.

Severance Agreement with Glen E. Tellock

On January 4, 2016 (the “Execution Date”), the Company entered into a severance agreement and release (the “Severance Agreement”) with Mr. Tellock. Pursuant to the Severance Agreement, Mr. Tellock will be paid $1,999,550, which is equal to two times his base salary at the time of his resignation, in biweekly payments over a two-year period (the “Severance Pay Period”); this amount will be reduced by compensation Mr. Tellock receives from a new employer, if any, during the Severance Pay Period. Mr. Tellock is not entitled to any further payments under the Company’s Short-Term Incentive Plan. Vested stock options remain exercisable according to the terms of the applicable plan. The vesting of (i) stock options granted to Mr. Tellock on February 28, 2012, February 26, 2013, and February 14, 2014, (ii) restricted stock granted on April 8, 2015, and (iii) performance shares for the 2013 to 2015 period was accelerated. The exercise period for all vested stock options, including those for which vesting was accelerated, is the earlier of the expiration date of the applicable option or 24 months from the Execution Date. All other equity awards that had yet to vest were forfeited.

Mr. Tellock is entitled to any vested retirement plan benefits that he accrued through October 28, 2015, and the Company will pay the balance of his account in its deferred compensation plan in accordance with the terms of that plan. In addition, under the Company’s Supplemental Executive Retirement Plan, he will be considered fully vested as of October 28, 2015. If Mr. Tellock elects continued health and/or dental insurance coverage under COBRA, the Company will reimburse Mr. Tellock for the monthly cost of such coverage through the end of his COBRA continuation period, with the Company’s reimbursement obligation subject to early termination if Mr. Tellock is offered health insurance from a new employer prior to the end of the Severance Pay Period.

Hubertus M. Muehlhaeuser Severance Benefits

Prior to becoming the President and Chief Executive Officer of MFS, Mr. Muehlhaeuser had an employment agreement with the Company. Pursuant to the employment agreement, had Mr. Muehlhaeuser’s employment been terminated by the Company without cause (as defined in the agreement) or if he terminated his employment with good reason (as defined in the agreement), subject to the execution of a release of any and all claims or potential claims against the Company, he would have been entitled to receive two years of base salary plus an amount equal to 200% of his target annual incentive compensation for the year of termination (regardless of whether the targeted performance was achieved or exceeded) (the “Severance Payment”), paid over a two-year period (the “Severance Period”). The Severance Payment was subject to offset (but not below zero) by the amount of any base salary, short-term incentive compensation or cash compensation earned by Mr. Muehlhaeuser or to which he was entitled during the Severance Period and which was actually paid to him: (i) from any subsequent employer following the termination of his employment with the Company, or (ii) from the Company under any Contingent Employment Agreement. If the Company sold or publicly announced its intention to sell MFS to a third party (a “Foodservice Disposition”) in lieu of consummating the Separation and the Foodservice Disposition did not constitute a “Change of Control” under Mr. Muehlhaeuser’s Contingent Employment Agreement, the Foodservice Disposition would have constituted good reason under the employment agreement. If Mr. Muehlhaeuser was terminated for cause, payment of all compensation from the Company would have immediately ceased, except for any compensation accrued but unpaid through the date of termination.

Eric P. Etchart Severance Benefits

As mentioned previously, as an employee of Manitowoc France SAS, Mr. Etchart was also covered by a collective bargaining agreement, Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie prior to his retirement in January 2016. The collective bargaining agreement provides for certain severance payments to which Mr. Etchart would have been entitled, determined as follows: 128.6% of the sum of (a) 1/5th of one month’s salary and incentive compensation per year of service for the first seven years of service, plus (b) 3/5ths of one month’s salary and incentive compensation per year of service for each year of service above seven years.

For purposes of the foregoing, one month’s salary and incentive compensation is deemed to be 1/12th of the total salary and incentive compensation for the twelve months preceding the severance date. Since Mr. Etchart’s employment began in 1983, he had 32 years of service for purposes of calculating his severance. Therefore, assuming a December 31, 2015 termination date, his severance would have been $808,465, which is calculated based on the following formula: ((1/5 × 7) + (3/5 × 25))×1.286 = 21.0904 multiplied by 1/12th of his total salary and incentive compensation for 2015, or 20.3188 × 1/12 × $460,000 = $808,465. Additionally under the terms of the collective bargaining agreement, Mr. Etchart was entitled to six months’ notice of termination. Mr. Etchart would be entitled to his full compensation and benefits during the six-month notice period.

10.	MISCELLANEOUS

Other Matters

Management knows of no business that will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the 2017 Annual Meeting of Shareholders must be received no later than November 23, 2016, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s By-laws, written notice of shareholder proposals for the 2017 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to March 18, 2017, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s By-laws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available online at www.proxydocs.com/mtw and also through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Louis F. Raymond, Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Louis F. Raymond, Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2015 Annual Report or this Proxy Statement, please contact Louis F. Raymond at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

LOUIS F. RAYMOND
Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

March 18, 2016

ANNUAL MEETING OF THE MANITOWOC COMPANY, INC.

Date:	Tuesday, May 3, 2016
Time:	9:00 A.M. (CDT)
Place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin

Please make your marks like this: ☒ Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1 through 3, and AGAINST proposal 4.

1:	Election of Directors	For		Withhold	Directors Recommend ê
	01 José Maria Alapont 02 Robert G. Bohn 03 Anne M. Cooney 04 Kenneth W. Krueger 05 Jesse A. Lynn 06 C. David Myers 07 Barry L. Pennypacker 08 John C. Pfeifer	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	For For For For For For For For

		For	Against	Abstain
2:	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐	For

3:	An advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	For

4:	An advisory vote on a shareholder proposal regarding shareholder rights plans (“poison pills”), if properly presented; and	☐	☐	☐	Against

5:	Such other business as may properly come before the Annual Meeting.

Comments: Please print your comments below.

To attend the meeting and vote your shares in person, please mark this box.	☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of The Manitowoc Company, Inc.

to be held on Tuesday, May 3, 2016

for Holders as of February 29, 2016

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To		866-390-5369
www.proxypush.com/mtw
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Barry L. Pennypacker and Louis F. Raymond, and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc. that the undersigned is entitled to vote at the meeting and any adjournment of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1, FOR THE PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 5.

All votes must be received by 5:00 P.M., Eastern Time, May 2, 2016.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, April 27, 2016.

PROXY TABULATOR FOR
THE MANITOWOC COMPANY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — The Manitowoc Company, Inc.
Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 3, 2016.

The undersigned appoints Barry L. Pennypacker and Louis F. Raymond or either of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of The Manitowoc Company, Inc. (“the Company”), of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Manitowoc located at 4601 Calumet Ave., Manitowoc, Wisconsin on Tuesday, May 3, 2016 at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:
1.	The election of eight directors;
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	An advisory vote to approve the compensation of the Company’s named executive officers;
4.	An advisory vote on a shareholder proposal regarding shareholder rights plans (“poison pills”), if properly presented; and
5.	Such other business as may properly come before the Annual Meeting.
The Board of Directors of the Company recommends the following votes:
•	FOR election of the eight directors named in the enclosed proxy materials; if elected, each director will serve a one-year term expiring at the Annual Meeting of Shareholders in 2017;
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement; and
•	AGAINST the shareholder proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” the election of directors in proposal 1, “FOR” proposals 2 and 3, “AGAINST” proposal 4, and authority will be deemed granted under proposal 5.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.